UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

POLARIS ACQUISITION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2200 Fletcher Avenue, 4th Floor
Fort Lee, NJ 07024

www.polarisacq.com

March 20, 2009

Dear Stockholder,

As you know, we are holding a special meeting of stockholders of Polaris Acquisition Corp. (“Polaris”), at which you will be asked to consider and vote upon a proposal to approve and adopt the Second Amended and Restated Agreement and Plan of Merger, dated as of March 12, 2009 (the “new merger agreement”), by and between HUGHES Telematics, Inc. (“HUGHES Telematics”) and Polaris, with Polaris continuing as the surviving corporation.

This proxy supplement is intended to provide stockholders with information pertaining to the following transactions and developments:

•	the postponement of the special meeting of stockholders to vote on the merger and other proposals until Monday, March 30, 2009 at 3:00 p.m., local time, at our offices, 2200 Fletcher Avenue, 4th Floor, Fort Lee, New Jersey 07024;
•	the completion by HUGHES Telematics of a $50.0 million private placement of Series B convertible preferred stock;
•	interests of certain members of our board of directors and officers in HUGHES Telematics’ Series B financing and ancillary transactions;
•	the new merger agreement;
•	revisions to the shareholders’ agreement term sheet;
•	anticipated private purchases of Polaris common stock;
•	recent developments that affect the risk factors you should consider in evaluating the merger; and
•	updated pro forma and historical financial information.

After careful consideration, the board of directors of Polaris has determined that the new merger agreement and the merger are advisable and fair to, and in the best interests of, Polaris Acquisition Corp. and its stockholders. Accordingly, the board of directors unanimously recommends that you vote “FOR” the approval and adoption of the new merger agreement and related ballot issues.

Your vote is very important. In order to complete the merger, (1) a majority of the shares of Polaris common stock (a) voted by the public stockholders present at the special meeting in person or by proxy and (b) outstanding as of the record date, must be voted for the merger proposal, (2) less than 30% of the shares of Polaris common stock issued in our initial public offering must be voted against the merger proposal and be properly elected for conversion and (3) the Polaris stockholders must approve the other proposals as described in this proxy supplement. Stockholders are eligible to vote if they held their shares as of the close of business on the record date, February 6, 2009.

Whether or not you plan to attend the special meeting, we urge you to vote, sign, date and promptly return the enclosed proxy card (or a previously provided proxy card) in the envelope provided, which requires no postage if mailed in the United States. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards.

IF YOU HAVE ALREADY SUBMITTED A PREVIOUSLY PROVIDED PROXY CARD, YOU DO NOT NEED TO SUBMIT A NEW PROXY CARD UNLESS YOU WISH TO CHANGE YOUR VOTE.

I urge you to read this supplement carefully together with the proxy statement we have previously sent to you. Thank you for your cooperation and continued support.

Sincerely,

Marc V. Byron
Chairman and Chief Executive Officer

i

2200 Fletcher Avenue, 4th Floor
Fort Lee, NJ 07024

www.polarisacq.com

March 20, 2009

PROXY STATEMENT SUPPLEMENT

INTRODUCTION

This is a supplement to the proxy statement, dated February 12, 2009, previously provided to you in connection with the proposed merger of HUGHES Telematics, Inc., a Delaware corporation (“HUGHES Telematics”), with and into Polaris Acquisition Corp., a Delaware corporation (“Polaris”).

To the extent that information in this proxy supplement differs from or updates information contained in the original proxy statement, you should rely on the information contained in this supplement, which is more current. If you need another copy of the original proxy statement, please call our proxy solicitation agent, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

This supplemental information is being mailed on or about March 20, 2009 only to holders of our securities as of the close of business on February 6, 2009 (the “record date”) who are entitled to notice of the meeting and to vote at the special meeting of Polaris scheduled for 3:00 p.m. on Monday, March 30, 2009. At the special meeting, stockholders are being asked to vote in favor of the following proposals, as more fully described in the original proxy statement, as supplemented by the information contained in this supplement:

•	The Merger Proposal — To consider and vote upon a proposal to approve the merger of HUGHES Telematics with and into Polaris, with Polaris continuing as the surviving corporation in the merger, pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of March 12, 2009 (the “new merger agreement”), by and among Polaris, HUGHES Telematics and, for limited purposes, Communications Investors LLC, an affiliate of Apollo Management V, L.P., as the escrow representative, and the transactions contemplated thereby.
•	The Pre-Closing Certificate Amendment Proposal — To consider and vote upon a proposal to amend Polaris’ amended and restated certificate of incorporation to (A) change Polaris’ name from “Polaris Acquisition Corp.” to “HUGHES Telematics, Inc.”, (B) increase the number of Polaris’ authorized shares of common stock from 55,000,000 to 155,000,000 and authorized shares of preferred stock from 1,000,000 to 10,000,000, (C) remove the entirety of Article Fifth and (D) amend certain other ministerial provisions of the certificate of incorporation.
•	The Post-Closing Certificate Amendment Proposal — To consider and vote upon a proposal, effective immediately after the consummation of the merger, to amend Polaris’ amended and restated certificate of incorporation to (A) remove provisions of Article Third relating to the dissolution and liquidation of Polaris in the event that a business combination is not consummated prior to January 11, 2010, (B) replace (1) the entirety of Article Sixth with a provision providing that Polaris is to have perpetual existence and (2) the entirety of Article Seventh with a provision providing that Polaris reserves the right to amend, alter, change or repeal any provision in Polaris’ amended and restated certificate of incorporation in the manner now or hereafter prescribed therein and by the laws of the State of Delaware, all of which relate to the operation of Polaris as a blank check company prior to the consummation of a business combination and (C) amend certain other ministerial provisions of the certificate of incorporation.

•	The Adjournment Proposal — To consider and vote upon a proposal, if necessary, to authorize the adjournment of the special meeting to a later date or dates to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to approve the merger proposal, the pre-closing certificate amendment proposal or the post-closing certificate amendment proposal.

The merger proposal, the pre-closing certificate amendment proposal, the post-closing certificate amendment proposal and the adjournment proposal are explained in more detail in the proxy statement, as supplemented by the information contained in this supplement, and are sometimes referred to collectively as the “proposals.”

At closing, immediately prior to the merger of HUGHES Telematics with and into Polaris, a newly formed wholly owned corporate subsidiary of Polaris will be merged with and into HUGHES Telematics with HUGHES Telematics as the surviving corporation. HUGHES Telematics will be then merged with and into Polaris, the separate corporate existence of HUGHES Telematics will cease and Polaris will continue as the surviving corporation. References to the “combined company” refer to Polaris, as the surviving corporation in the second merger, which will be renamed “HUGHES Telematics, Inc.” upon consummation of this merger.

A copy of this supplement to the proxy statement has been filed as Exhibit 99.1 to the Current Report on Form 8-K filed by Polaris on March 20, 2009.

QUESTIONS AND ANSWERS ABOUT THIS PROXY SUPPLEMENT
AND THE ACQUISITION OF HUGHES TELEMATICS

The following questions and answers are intended to address briefly some common anticipated questions regarding the proxy supplement. These questions and answers do not address all questions that may be important to the stockholders of Polaris. Stockholders of Polaris should refer to the more detailed information contained in the proxy statement or elsewhere in this proxy supplement.

Q:	Why is Polaris sending this proxy supplement to its stockholders?
A:	This proxy supplement is intended to provide stockholders with information pertaining to the following transactions and developments:
•	the postponement of the special meeting of stockholders to vote on the merger and other proposals until Monday, March 30, 2009 at 3:00 p.m., local time, at our offices, 2200 Fletcher Avenue, 4th Floor, Fort Lee, New Jersey 07024;
•	the completion by HUGHES Telematics of a $50.0 million private offering of Series B convertible preferred stock;
•	interests of certain members of our board of directors and officers in HUGHES Telematics’ Series B financing and ancillary transactions;
•	the new merger agreement;
•	revisions to the shareholders’ agreement term sheet;
•	the intention of Polaris and HUGHES Telematics to enter into agreements to purchase shares of Polaris common stock contingent upon the closing of the merger;
•	recent developments that may adversely affect the business of the combined company and risks associated with an investment in Polaris common stock; and
•	updated pro forma and historical financial information.
Q:	Has the record date, meeting date, or agenda for the meeting changed since the original proxy statement?
A:	The date of the special meeting has been changed. The special meeting is now scheduled for 3:00 p.m., local time, on Monday, March 30, 2009 at the offices of Polaris, 2200 Fletcher Avenue, 4th Floor, Fort Lee, New Jersey 07024. The record date has not changed and holders of Polaris common stock at the close of business on February 6, 2009 are still entitled to vote at the special meeting. The agenda for the meeting also remains the same.
Q:	Have the conversion rights in connection with the merger changed?
A:	No. You still have the right to vote against the merger proposal and, in accordance with the procedures described herein, elect that Polaris convert your shares of common stock for a pro rata portion of the funds held in the trust account in which a substantial portion of the net proceeds of its initial public offering are held, calculated as of two business days prior to the consummation of the merger. As of March 20, 2009, without taking into account any interest accrued or expenses incurred after such date, the trust account contained approximately $150.0 million available for distribution, or $10.00 per share. Please see the section of this proxy supplement entitled “Voting” for further information on how to convert your shares.

Q:	Who can help answer my questions?
A:	If you have questions about the merger or the other proposals, or if you need additional copies of the proxy statement, including this proxy supplement, or the enclosed proxy card, you should contact Polaris’ proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833

You may also contact Polaris at:

Polaris Acquisition Corp.
2200 Fletcher Avenue, 4th Floor
Fort Lee, New Jersey 07024
Attn: Secretary
Tel: (201) 242-3500

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT

HUGHES Telematics Series B Preferred Stock Financing

On March 12, 2009, HUGHES Telematics completed a $50.0 million private placement of 5,000,000 shares of Series B convertible preferred stock to several institutional investors, including investment advisory clients of Wellington Management Company, LLP (which we were informed are also stockholders of Polaris), Apollo Investment Fund V (PLASE), LP, an affiliate of Apollo Management V, LP (“Apollo”), and Hughes Communications, Inc. (“HCI”), also an affiliate of Apollo. The gross consideration from the sale of the Series B preferred stock is comprised of $37.0 million of cash and the payment of a $13.0 million trade payable owing to a subsidiary of HCI.

Holders of Series B preferred stock will be treated differently in the merger than the holders of other equity securities of HUGHES Telematics. The holders of Series B preferred stock will receive an aggregate of 12,500,000 shares of Polaris common stock in connection with the merger, 7,500,000 of which will be subject to the escrow earn-out provisions of the new merger agreement, on the same terms, and in the same proportions, as the holders of other equity securities of HUGHES Telematics. Further, none of such shares received by the holders of the Series B preferred stock will be subject to the indemnification escrow provisions of the new merger agreement. The disparate treatment of the Series B preferred stock will impact the percentage of shares of common stock to be received by other HUGHES Telematics securityholders that are subject to the escrow earn-out and indemnity escrow provisions, but will not have any net effect on current Polaris stockholders. The aggregate percentages of shares of Polaris common stock to be issued in the merger subject to the escrow earn-out and indemnification escrow provisions, respectively, remain unchanged and the substantive terms governing the treatment of escrow earn-out shares and indemnification escrow shares also remain unchanged in all material respects.

Pursuant to its obligations in the private placement, HUGHES Telematics has agreed to use approximately $32.2 million of the proceeds from the sale of the Series B preferred stock to purchase shares of Polaris common stock, conditioned upon the closing of the merger, at commercially reasonable prices and terms agreed upon between HUGHES Telematics and Polaris, subject to certain limitations. The purchases will be settled by the combined company following the merger. The remaining proceeds can be used by HUGHES Telematics for general corporate purposes.

Interests of Certain Members of our Board of Directors and Officers

HUGHES Telematics entered into an engagement letter agreement with Trivergance, LLC, pursuant to which Trivergance was engaged as a consultant, financial advisor, and marketing agent to HUGHES Telematics in connection with a sale of equity of HUGHES Telematics. Trivergance is an affiliate of Marc V. Byron, our chairman of the board and chief executive officer, Lowell D. Kraff, our president and a director, David Palmer and Jerry Stone, each a vice president of ours, and David Moore, our director. In connection with the sale of the Series B preferred stock, Trivergance received from HUGHES Telematics compensation of approximately $1.3 million in cash and warrants to purchase 5,153 shares of HUGHES Telematics common stock at an exercise price of $10.19 per share of HUGHES Telematics common stock (the equivalent of approximately $0.167 per share of Polaris common stock based on the anticipated exchange ratio and assuming the earn-out is achieved). These warrants will be exercised automatically immediately prior to the merger. Based on the anticipated exchange ratio, the holders of these warrants will receive an aggregate of approximately 314,117 shares of Polaris common stock in the merger for an aggregate exercise price of $52,509. All of such shares will be subject to the same lock-up provision as shares of Polaris common stock held by the founders of Polaris. The engagement letter between Trivergance and HUGHES Telematics specifies that the directors of Polaris who are affiliated with Trivergance will continue to participate in Polaris’ evaluation of the merger with HUGHES Telematics and that nothing in the letter agreement will limit, modify or otherwise restrict the exercise by such Polaris directors of their legal (including fiduciary) duties to Polaris. The disinterested members of the board of directors of Polaris evaluated the potential conflict of interest of those officers and directors affiliated with Trivergance and approved the execution of the engagement letter between Trivergance and HUGHES Telematics.

The interest of Messrs. Byron, Kraff, Palmer and Stone described above are in addition to other relationships and interests such individuals have with Polaris and/or HUGHES Telematics described in the proxy statement, including interests with respect to marketing and other fees paid and payable by HUGHES Telematics to Trivergance Business Resources and beneficial ownership of shares and warrants to purchase Polaris common stock that were obtained at substantially lower valuations than the value of such securities implied by the merger.

Amendment of the Merger Agreement

In connection with the issuance and sale of the Series B preferred stock, Polaris and HUGHES Telematics entered into the new merger agreement, which amended and restated the Amended and Restated Agreement and Plan of Merger, dated as of November 10, 2008 (the “old merger agreement”). The new merger agreement reflects the following material changes to the old merger agreement:

•	The aggregate number of initial transaction shares issued to the securityholders of HUGHES Telematics at closing will be increased by approximately 5,000,000 shares to a total of approximately 20,000,000 shares. There is no increase of the 59,000,000 earn-out shares to be issued to the HUGHES Telematics securityholders at closing and placed into escrow pending achievement of stock price targets of $20.00, $24.50 and $30.50 within a five-year period.
•	At the closing of the merger, the Series B preferred stock will convert into the right to receive an aggregate of 5,000,000 of the 20,000,000 initial transaction shares and 7,500,000 of the 59,000,000 earn-out shares placed in escrow. The earn-out conditions for the holders of the Series B preferred stock will be the same as for the other HUGHES Telematics securityholders. None of the shares of Polaris common stock issuable to the holders of the Series B preferred stock upon the closing of the merger will be subject to the indemnification escrow provisions of the new merger agreement, but the aggregate percentage of shares of Polaris common stock to be issued in the merger subject to the indemnification escrow provisions remains unchanged. Accordingly, the disparate treatment of the Series B preferred stock will impact the percentage of shares of Polaris common stock to be received by other HUGHES Telematics securityholders that are subject to the escrow earn-out and indemnity escrow provisions, but will not have any net effect on current Polaris stockholders. The substantive terms governing the treatment of escrow earn-out shares and indemnification escrow shares remain unchanged in all material respects.
•	The termination date of the new merger agreement has been extended from April 15, 2009 to May 15, 2009.
•	Covenants of both parties have been revised to permit each party to purchase shares of Polaris common stock (or enter into agreements to purchase Polaris common stock) at prices to be mutually agreed upon, including purchases initiated by Polaris of up to $40.5 million, with up to an additional $4.5 million in the event that Polaris can achieve certain cash cost and fee savings, including by issuing Polaris common stock to certain advisors and to the underwriters of Polaris’ initial public offering in lieu of cash fees owed to them upon consummation of the merger. Pursuant to its obligations in the private placement, HUGHES Telematics has agreed to use approximately $32.2 million of the proceeds from the sale of the Series B preferred stock to purchase shares of Polaris common stock at commercially reasonable prices and terms agreed between HUGHES Telematics and Polaris, subject to certain limitations, which purchases will be settled by the combined company following the closing of the merger. These purchases will be conditioned upon the closing of the merger.

The board of directors of Polaris, after consultation with its outside legal and financial advisors, determined that the merger and the related proposals are fair and in the best interests of Polaris’ stockholders, approved the new merger agreement and recommends approval by Polaris’ stockholders. The board of directors of Polaris decided that an updated opinion from Duff & Phelps was unnecessary to reach such conclusion.

Post-merger Capital Structure

We currently expect that 77,102,149 shares of Polaris common stock, including the escrowed earn-out shares, and options exercisable for 2,274,935 shares of Polaris common stock, including the earn-out options, will be issued upon the closing of the merger to HUGHES Telematics securityholders. In order to receive the vote necessary to consummate the merger, we and HUGHES Telematics intend to pursue purchases of shares of Polaris common stock in separate privately negotiated transactions that will be conditioned on closing the merger. We currently expect that we and HUGHES Telematics will enter into agreements to purchase shares of Polaris common stock for up to $72.7 million, in the aggregate, in these transactions. The shares of Polaris common stock purchased pursuant to these private transactions and the shares elected to be converted into cash will be retired. Assuming that stockholders holding 29.99% of our common shares elect to convert their shares into cash upon consummation of the merger and that we and HUGHES Telematics effect the maximum amount of share repurchases permitted by the new merger agreement, there will be approximately 84,084,650 shares of our common stock outstanding upon consummation of the merger (including 57,248,131 escrowed earn-out shares and 1,250,000 sponsor earn-out shares), and warrants and options outstanding to purchase an additional 21,774,935 shares of Polaris common stock (including escrowed earn-out options in respect of 1,751,859 shares).

Immediately after giving effect to the merger, assuming maximum conversion elections and share repurchases and including the escrowed earn-out shares and earn-out options, HUGHES Telematics stockholders will, collectively, control approximately 92% of the voting power of the combined company and approximately 72% will be controlled by Apollo and its affiliates. Polaris' existing stockholders will continue to control approximately 8% of the voting power of the combined company. Investment advisory clients of Wellington Management currently hold approximately 15% of Polaris' voting power and, assuming they do not transfer or convert any of their shares, they will hold approximately 11% upon the closing of the merger, which amount includes shares issuable to them in the merger in exchange for their shares of HUGHES Telematics Series B preferred stock. Upon the closing of the merger and excluding all escrowed earn-out shares and sponsor earn-out shares, HUGHES Telematics stockholders will own approximately 78% of the outstanding Polaris common stock and Polaris' existing stockholders will own 22%.

To the extent the number of shares of Polaris common stock subject to forward purchase agreements is less than the amount referenced above or the holders of less than 29.99% of our shares elect to exercise their conversion option, the number of shares outstanding following the merger will be proportionately increased and the concentration of ownership and voting power by Apollo and its affiliates and the Wellington Management clients will be proportionately reduced.

Revisions to the Shareholders’ Agreement Term Sheet

In connection with the old merger agreement, Polaris, the initial stockholders of Polaris, and certain securityholders of HUGHES Telematics agreed to enter into a shareholders’ agreement at the closing of the merger, the terms of which were set forth in a shareholders’ agreement term sheet attached to the old merger agreement and described in the definitive proxy statement that was mailed to the Polaris stockholders of record on February 6, 2009. Pursuant to the revised shareholders’ agreement term sheet attached to the new merger agreement, the holders of the Series B preferred stock will agree not to sell the shares of Polaris common stock they receive in the merger (other than shares which are the subject of the escrow earn-out, which will not be subject to such restriction) for a period of six months after the closing of the merger. The lock-up periods for the other HUGHES Telematics securityholders who execute the agreement remain unchanged. The revised terms of the shareholders’ agreement term sheet also specify that the holders of the Series B preferred stock will not be subject to any voting provisions contained therein.

The shareholders’ agreement term sheet provides certain registration rights to the holders of the Series B preferred stock, including the requirement that Polaris effect a shelf registration covering all of the shares of Polaris common stock received by them in the merger within six months of the closing of the merger. Additionally, holders of Series B preferred stock will be entitled to piggyback rights and will be separately entitled to two demand registrations and may demand an underwritten offering beginning 12 months after the closing of the merger.

If Polaris fails to meet its obligation to have a shelf registration statement covering the resale of all the shares of Polaris common stock received by the holders of the Series B preferred stock in the merger declared effective within six months of the closing of the merger, the holders of the Series B preferred stock will be entitled to receive, at Polaris’ election, cash or additional shares of Polaris common stock, equal in value to (i) $0.10 multiplied by (ii) the number of shares of Polaris common stock held by such purchasers, on the six month anniversary of the closing of the merger and for every 30 day period that such shelf registration statement has not been declared effective and/or a proportionate fraction of such amount for any delay period or additional delay period of less than 30 days.

The new merger agreement and the revised shareholders’ agreement term sheet have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any factual information about Polaris or HUGHES Telematics. The representations, warranties and covenants contained in the new merger agreement were made only for purposes of such agreement and as of the specific dates set forth therein, were solely for the benefit of the parties to the new merger agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the new merger agreement, instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and security holders are not third party beneficiaries under the new merger agreement, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Polaris or HUGHES Telematics. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the new merger agreement, which subsequent information may or may not be fully reflected in Polaris’s public disclosure.

Private Purchases of Polaris Common Stock

In connection with the merger proposal, HUGHES Telematics and Polaris intend to pursue agreements to purchase shares of Polaris common stock from a limited number of institutional stockholders of Polaris in separate privately negotiated transactions to be executed prior to the conclusion of the special meeting. HUGHES Telematics’ and Polaris’ management believe there are institutional stockholders who do not intend to approve the merger but are prepared to engage in private negotiations and sell their shares to avoid exercising their conversion rights. The private purchases will be contingent upon the selling stockholders voting in favor of the proposals at the special meeting and the consummation of the merger. The terms of each such private purchase will be negotiated on a case-by-case basis. The purchases will be settled by the combined company following the merger.

In order to effect these private purchases following the merger, the combined company will use funds released from the Polaris trust account and funds received by HUGHES Telematics from its sale of Series B preferred stock. Covenants of both parties in the new merger agreement have been revised to permit each party to enter into agreements to purchase Polaris common stock at prices to be mutually agreed upon by HUGHES Telematics and Polaris. Pursuant to its obligations in the private placement, HUGHES Telematics has agreed to use approximately $32.2 million of the proceeds from the sale of the Series B preferred stock to purchase shares of Polaris common stock, conditioned upon the closing of the merger, at commercially reasonable prices and terms agreed upon between HUGHES Telematics and Polaris, subject to certain limitations. In addition, the new merger agreement permits Polaris to initiate repurchases of up to $40.5 million, with up to an additional $4.5 million in the event that Polaris can achieve certain cash cost and fee savings, including by issuing Polaris common stock to certain advisors and to the underwriters of Polaris’ initial public offering in lieu of cash fees owed to them upon consummation of the merger. Any purchase commitments in excess of this amount will require the prior consent of HUGHES Telematics (which may be withheld in the sole and absolute discretion of HUGHES Telematics). Purchases pursuant to such arrangements will diminish the funds available to the combined company after the merger for working capital and general corporate purposes. In all events, upon consummation of the merger, there will be sufficient funds available to Polaris from the trust account to pay the holders of all shares of common stock who have properly exercised their conversion rights. The shares of Polaris common stock purchased pursuant to these private transactions will be retired upon settlement.

In addition to purchases by HUGHES Telematics and Polaris, certain advisors and underwriters of Polaris’ initial public offering may also effect purchases of Polaris common stock from a limited number of institutional stockholders of Polaris in separate privately negotiated transactions to be executed prior to the conclusion of the special meeting.

If such stock purchase transactions are effected, the consequence will likely be to cause the merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares of Polaris common stock as described in this proxy supplement would likely increase the chances that the proposals would be approved. Moreover, such purchases may make it less likely that the holders of 30% or more of the Polaris common stock will vote against the merger proposal and exercise their conversion rights.

It is possible that the special meeting could be adjourned to provide time to seek out and negotiate such stock purchase transactions if, at the time of the meeting, it appears that the requisite vote will not be obtained or that the conversion threshold will be exceeded, assuming that an adjournment proposal is presented and approved. Also, under Delaware law, Polaris’ board of directors may postpone the special meeting at any time prior to it being called to order to provide time to seek out and negotiate such transactions. Neither HUGHES Telematics nor Polaris will offer to purchase any shares of Polaris common stock beneficially owned by any initial stockholder, officer or director of Polaris.

Polaris’ board of directors has recommended that you vote “FOR” the proposals; however, stockholders should individually analyze the proxy statement and this proxy supplement and determine for themselves the course of action they should take. If Polaris stockholders do not approve the proposals or if the merger does not take place, no shares will be purchased in the private purchases.

Recent Developments Affecting Risk Factors

The following discussion supplements the risk factor disclosure in the proxy statement. You should consider the supplemental risk factor disclosure below, together with all of the other information included in the proxy statement, as supplemented by this proxy supplement, before you decide whether to vote or instruct your vote to be cast to approve the merger proposal.

Automakers, and Chrysler and other U.S. automakers in particular, are facing significant financial and structural challenges.

It has been widely reported in the press that automakers, particularly U.S. automakers, including Chrysler, are currently facing significant financial and structural challenges and that it is possible that these challenges will result in bankruptcy proceedings for Chrysler. If Chrysler enters into bankruptcy proceedings or undergoes similar restructuring, it is possible that its agreement with HUGHES Telematics may be voided or terminated or restructured in a manner that could have a material adverse impact on business and prospects of HUGHES Telematics. The adverse effects, if any, on HUGHES Telematics of a bankruptcy involving Chrysler or any other automaker that HUGHES Telematics contracts with are difficult to predict and may not be determinable until long after such an event occurs.

Chrysler has publicly announced that it needs additional assistance from the U.S. government. Although bankruptcy has been thus far avoided through the provision of financial assistance from the U.S. government, ultimately Chrysler may not be able to overcome its financial challenges. Additionally, further government assistance may be conditioned upon significant changes to Chrysler’s business, which in turn could adversely impact the business of HUGHES Telematics.

HUGHES Telematics product launch may be delayed if software testing and other milestones are not met or contract manufacturing disputes persist.

Successful launch of HUGHES Telematics’ service offering with Chrysler in the second half of 2009 remains contingent upon a number of factors, including the timely and successful completion of testing of the software in the hardware component to be installed in the vehicle, known as the telematics control unit, or TCU, which is still in progress, as well as the successful manufacture and delivery of the telematics control units. The manufacturer of the telematics control units, Hughes Network Systems, or HNS, has informed HUGHES Telematics that HNS’ contract manufacturer is currently refusing to continue manufacturing the TCU. HUGHES Telematics is in dialogue with HNS, the contract manufacturer and Chrysler to timely resolve the matter in a commercially satisfactory manner. HUGHES Telematics and Chrysler have agreed to move the scheduled launch back two months within the second half of 2009 to allow for resolution of the manufacturing issue and the completion of the software testing. In the event that HUGHES Telematics is unable to resolve the manufacturing issue or complete the software testing and other final milestones in a timely manner, the program launch would likely be delayed until the first quarter of 2010. While such delays alone would not materially impact HUGHES Telematics’ business plan, there can be no assurances that such a program change would not materially impact HUGHES Telematics’ relationship with Chrysler, and therefore its business. Chrysler has also indicated that if it has losses from the two month schedule change, it may seek compensation for damages. HUGHES Telematics does not believe it should or will be required to make any material payments as a result of the current schedule change. However, there can be no assurance that Chrysler and HUGHES Telematics will reach a satisfactory resolution of these matters or that the two-month delay or any further delay would not result in material payments to Chrysler.

Conversion elections and anticipated share repurchases create increased uncertainty about whether the combined company will require additional financing to fund its operations and execute its business plan following the merger.

As of December 31, 2008, HUGHES Telematics had pro forma unrestricted cash and cash equivalents of approximately $77.8 million after giving effect to the sale and issuance of the Series B preferred stock and the merger (assuming the conversion election is exercised in full and the maximum amount of anticipated share repurchases). As stated in the proxy statement, HUGHES Telematics expects its net losses and its negative cash flow to continue for the foreseeable future. As a result of recurring losses from operations and limited capital resources, HUGHES Telematics’ independent registered public accounting firm’s report on its financial statements as of and for the fiscal year ended December 31, 2008 includes an explanatory paragraph expressing substantial doubt about its ability to continue as a going concern.

The conversion elections and anticipated share repurchases reduce the likelihood that the merger will provide sufficient capital to the combined company to eliminate the concerns expressed in the HUGHES Telematics audit report. To the extent the conversion election is exercised in full and we effect a substantial amount of share repurchases, we may be required to raise additional capital following the merger. This additional financing may take the form of loans under a new credit facility, the issuance of bonds or other types of debt securities, the issuance of equity securities or a combination of the foregoing. Any such financing must either comply with the covenants of the HUGHES Telematics credit facility (which will be assumed by the combined company) or we will need to obtain waivers from the lenders. The HUGHES Telematics credit facility contains covenants that will restrict the combined company’s ability to incur debt and will require mandatory prepayments from the proceeds of an equity financing. Any debt financing we obtain may impose various restrictions and additional covenants on us which could limit our ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities and may subject us to significant interest expense. Additional equity financing may be obtained on terms that are dilutive to the interests of our existing stockholders. Debt or additional equity financing may not be available when needed on terms favorable to us or at all, and our failure to attract a sufficient amount of additional debt or equity capital may impair our ability to execute on our business plan.

Conversion elections and anticipated share repurchases will reduce the liquidity of our common stock and increase the volatility of our stock price.

A significant amount of conversion elections and share repurchases will reduce the number of shares available for trading in the secondary market and may impair your ability to sell Polaris common stock following the merger. Assuming the conversion election is exercised in full and the maximum amount of anticipated share repurchases and assuming no Polaris warrants or options are exercised, the number of shares eligible for trading in the secondary market will be less than 3 million shares immediately following the merger. None of the shares of Polaris common stock being issued to securityholders of HUGHES Telematics in the merger are expected to be freely transferable for at least six months following the merger. Lock-up agreements with respect to approximately 6.4 million and 13.4 million shares of Polaris common stock will expire in six months and two years, respectively, following the consummation of the merger. In addition, approximately 58,498,131 shares will be subject to the escrow earn-out provisions of the merger agreement and such shares will be subject to additional transfer restrictions following the satisfaction of relevant stock performance targets.

The relatively small percentage of the common stock that is freely transferable without restriction immediately following the merger will likely result in low average trading volume levels and price volatility. Our common stock will be subject to the risks inherent in thinly traded stocks generally, including the risk that a relatively small amount of selling pressure could result in a disproportionate decline in the stock price and our stock price may not be representative of the value of our company or its prospects.

The price of Polaris common stock after the merger may be volatile.

The price of Polaris common stock after the merger may be volatile, and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in quarterly and annual results;
•	limited operating history;
•	market conditions in the industry;
•	shortfalls in Polaris’ operating results from levels forecasted by securities analysts;
•	announcements concerning Polaris or its competitors;
•	low average trading volume levels of Polaris common stock following the merger; and
•	the general state of the securities markets.

The automotive industry has been highly unpredictable and volatile. The market for common stock in the telematics industry may be equally volatile.

Sales of a substantial number of shares of Polaris common stock in the public market, or the perception that they may occur, may depress the market price of Polaris common stock.

Within six months following the closing of the merger, we are obligated to file and have declared effective a shelf registration statement with respect to all shares of Polaris common stock held by certain securityholders of HUGHES Telematics. The shelf registration statement may cover the sale of up to 6.4 million shares of Polaris common stock that are no longer subject to lock-up or earn-out restrictions on transfer. In addition, upon expiration of the applicable lock-up periods, the founders of Polaris and HUGHES Telematics securityholders will be entitled to registration rights for their shares of Polaris common stock, including demand and piggyback registration rights. The filing of one or more registration statements with respect to such shares could allow for the sales of substantial amounts of Polaris common stock in the public market, and such sales, or the perception that such sales may occur, could cause the market price of Polaris common stock to decline. These sales might also make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem appropriate.

If a registration statement covering resale of the Polaris common stock received by the purchasers of HUGHES Telematics Series B preferred stock upon the closing of the merger is not declared effective within six months of the closing of the merger, we may incur substantial penalties, which may be paid in cash or Polaris common stock.

If we fail to meet our obligation to have a shelf registration statement declared effective within six months of the closing of the merger, the purchasers of HUGHES Telematics Series B preferred stock will be entitled to receive, at our election, cash or additional shares of Polaris common stock, equal in value to (i) $0.10 multiplied by (ii) the number of shares of Polaris common stock held by such purchasers, for every 30 day period that such shelf registration statement has not been declared effective and or a proportionate fraction of such amount for any delay period of less than 30 days. If we elect to pay any portion of such in additional shares of our common stock, then value of such shares will be the average closing price of a share of Polaris common stock as reported on the principal exchange, electronic trading network or recognized quotation system on which our common stock is then listed or quoted over the ten trading days ending on, as the case may be, the 6-month anniversary of the closing of the merger, the last business day of each 30-day period thereafter or the date the registration statement is declared effective. We may not be permitted to make any such payment in cash under the terms of HUGHES Telematics’ credit facility and therefore may be forced to issue a significant number of shares of stock to satisfy this obligation, which would result in substantial dilution to our stockholders. Depending on the length of the breach, payment of this penalty to the purchasers of HUGHES Telematics Series B preferred stock could have a material adverse effect on our financial condition, results of operations and/or the value of our common stock.

Polaris has been advised that the NYSE Amex will seek to delist our securities following the merger, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

The NYSE Amex (formerly the American Stock Exchange) requires, as a condition to maintain listing following a merger, that the issuer’s securities meet initial listing qualifications, including being held of record by at least 400 public stockholders and having a public float of at least $15 million. As a result of the private purchases of Polaris common stock by HUGHES Telematics and Polaris discussed above, it is likely that the combined company will not meet these standards immediately following the merger. As a result of having too few beneficial holders and/or too small a public float, the exchange has advised Polaris that it will be issued a delisting letter on the date the merger is closed if it does not meet the exchange’s listing standards at that time. The exchange’s procedure for delisting would then begin, and under the exchange’s rules, our common stock already trading on the exchange would continue to trade while we seek to appeal the delisting and present a plan to bring the combined company back into compliance. However, no new shares of common stock issued pursuant to the merger would be able to trade on the exchange unless the exchange approves the additional listing.

The board of directors and management of Polaris are evaluating all potential options both to maintain the listing of the combined company’s securities on the exchange and, in the case that the exchange attempts to delist the combined company, to take necessary remedial actions to cure any deficiency. Polaris cannot provide assurance, however, that the combined company will be able to meet the listing requirements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet presents (i) HUGHES Telematics’ financial position assuming the sale and issuance of 5,000,000 shares of Series B preferred stock occurred on December 31, 2008 and (ii) the combined company’s financial position assuming that the merger occurred on December 31, 2008. The following unaudited pro forma condensed combined statements of operations presents (i) HUGHES Telematics’ results of operations for the year ended December 31, 2008 assuming the sale and issuance of the Series B preferred stock occurred on January 1, 2008 and (ii) the combined company’s results of operations for the year ended December 31, 2008 assuming the merger occurred on January 1, 2008. We are providing this unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the merger.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and should be read in conjunction with the consolidated financial statements of HUGHES Telematics and the related notes thereto and the consolidated financial statements of Polaris and the related notes thereto included elsewhere in this proxy supplement. The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the sale and issuance of the Series B preferred stock or the merger, are factually supportable and are expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial statements do not purport to represent what the results of operations or financial condition of the combined company would actually have been had the sale and issuance of the Series B preferred stock or the merger in fact occurred as of such date or to project the combined company’s results of operations for any future period or as of any future date.

At the closing of the merger, all the outstanding shares of HUGHES Telematics common and preferred stock will be exchanged for the right to receive, in the aggregate, 19,854,018 shares of Polaris common stock. All options exercisable for HUGHES Telematics common stock issued and outstanding immediately prior to the merger will be exchanged for options exercisable for an aggregate of 523,076 shares of Polaris common stock. In addition, an aggregate of 57,248,131 earn-out shares will be issued into escrow and released to the HUGHES Telematics stockholders and earn-out options exercisable for an aggregate of 1,751,859 shares of Polaris common stock will be eligible to be exercised, according to their terms, by the HUGHES Telematics optionholders, each in three tranches, upon the trading share price of Polaris common stock reaching at least $20.00, $24.50 and $30.50 within certain measurement periods over the five-year period following the closing of the merger.

HUGHES Telematics and Polaris intend to pursue purchases of shares of Polaris common stock from a limited number of institutional stockholders of Polaris in separate and privately negotiated transactions to be executed prior to the conclusion of the special meeting. In order to effect these private purchases following the merger, Polaris and HUGHES Telematics intend to use funds released from the Polaris trust account and funds received by HUGHES Telematics from its sale of Series B preferred stock. Covenants of both parties have been revised to permit each party to enter into agreements to purchase Polaris common stock at prices to be mutually agreed upon by HUGHES Telematics and Polaris. Pursuant to its obligations in the private placement, HUGHES Telematics has agreed to use approximately $32.2 million of the proceeds from the sale of the Series B preferred stock to purchase shares of Polaris common stock at commercially reasonable prices and terms agreed upon between HUGHES Telematics and Polaris, subject to certain limitations. The new merger agreement permits Polaris to initiate repurchases of up to $40.5 million, with up to an additional $4.5 million in the event that Polaris can achieve certain cost and fee savings, including by issuing Polaris common stock to certain advisors and to the underwriters of Polaris’ initial public offering in lieu of cash fees owed to them upon consummation of the merger. Any repurchase commitments in excess of approximately $72.7 million, or approximately $77.2 million if the cash cost or fee savings are achieved, will require the prior consent of HUGHES Telematics (which such consent may be withheld in the sole and absolute discretion of HUGHES Telematics).

The merger will be accounted for under the purchase method of accounting as a reverse acquisition, equivalent to a recapitalization, through the issuance of stock by HUGHES Telematics for the net monetary assets of Polaris. The net monetary assets of Polaris will be recorded as of the closing date of the merger at their respective historical costs, which is considered to be the equivalent of fair value. No goodwill or intangible assets will be recorded as a result of the merger.

The determination of HUGHES Telematics as the accounting acquirer has been made based on consideration of all quantitative and qualitative factors of the merger, including significant consideration given to the fact that upon consummation of the merger:

•	assuming no Polaris stockholders were to exercise their conversion rights and no shares of Polaris common stock are repurchased by either HUGHES Telematics or Polaris, the stockholders of HUGHES Telematics would receive control of approximately 80% of the voting power of the combined company in the merger, provided that to the extent any Polaris stockholders exercise their conversion rights and HUGHES Telematics or Polaris repurchase shares of Polaris common stock, such percentage of voting power will increase;
•	assuming no Polaris stockholders were to exercise their conversion rights and no shares are repurchased by either HUGHES Telematics or Polaris, Apollo, currently the majority stockholder of HUGHES Telematics, together with its affiliates, would control approximately 63% of the voting power of the combined company, provided that to the extent any Polaris stockholders exercise their conversion rights and HUGHES Telematics or Polaris repurchase shares of Polaris common stock, such percentage of voting power of Apollo will increase;
•	the board of directors will be compromised of nine members: five individuals designated by Apollo, the current Chief Executive Officer of HUGHES Telematics, the current Chief Executive Officer of Polaris, and two other individuals designated mutually by Polaris and Apollo; and
•	the management of HUGHES Telematics will continue in all executive officer and other senior management positions of Polaris and, accordingly, will have day-to-day authority to carry out the business plan after the merger.

Due to uncertainty with respect to the actual percentage of shares of Polaris common stock that will be subject to conversion elections and or stock repurchases, the following unaudited pro forma condensed financial information has been prepared using the approximate minimum and maximum number of shares of Polaris common stock to be outstanding after the merger, as follows:

•	Assuming No Exercise of Conversion Rights or Share Repurchases: This presentation assumes that none of the Polaris stockholders exercise their conversion rights and that neither HUGHES Telematics nor Polaris repurchase any shares of Polaris common stock; and
•	Assuming Maximum Exercise of Conversion Rights and Share Repurchases: This presentation assumes that 29.99% of the Polaris stockholders exercise their conversion rights and the maximum amount of cash currently contemplated by the new merger agreement and Series B financing documents ($72.7 million) is used by HUGHES Telematics and Polaris to effect the stock repurchases described in this proxy supplement.

While the actual amount of shares of common stock to be outstanding (and the actual amount of pro forma cash and cash equivalents available to the combined company) following the merger cannot be determined at this time, management believes, based on currently available information, that the assumptions described in the second bullet point above (that shareholders of Polaris will exercise their conversion rights to the maximum extent allowed and share repurchases will be effected at the maximum level anticipated) has a considerably higher probability of occurring than the assumption set forth in the first bullet point above (that no shareholders will exercise conversion rights and no shares will be repurchased). Accordingly, we would advise shareholders to place more emphasis on the pro forma information set forth in the column at the extreme right of the tables below entitled “Pro Forma (Assuming Maximum Exercise of Conversion Rights and Share Repurchases).”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2008
(In Thousands)

	HUGHES Telematics Historical	Pro Forma Adjustments (Sale of Series B Preferred Stock)		HUGHES Telematics Pro Forma	Polaris Historical	Pro Forma Adjustments (Assuming No Exercise of Conversion Rights or Share Repurchases)		Pro Forma (Assuming No Exercise of Conversion Rights or Share Repurchases)	Pro Forma Adjustments (Assuming Maximum Exercise of Conversion Rights and Share Repurchases)		Pro Forma (Assuming Maximum Exercise of Conversion Rights and Share Repurchases)
Assets
Current assets:
Cash and cash equivalents	$17,837	$37,000	(1)	$58,470	$5	$150,796	(4)	$195,521	$(45,000	)(12)	$77,846
		(1,700	)(2)			(6,750	)(5)		(72,675	)(13)
		5,333	(3)			(7,000	)(6)
Restricted cash	5,333	(5,333	)(3)	—	—	—		—	—		—
Investments held in trust	—	—		—	150,796	(150,796	)(4)	—	—		—
Accounts receivable, net	5,697	—		5,697	—	—		5,697	—		5,697
Inventories	2,014	—		2,014	—	—		2,014	—		2,014
Prepaid expenses and other current assets	2,057	—		2,057	65	—		2,122	—		2,122
Total current assets	32,938	35,300		68,238	150,866	(13,750)		205,354	(117,675)		87,679
Restricted cash	3,750	—		3,750	—	—		3,750	—		3,750
Property and equipment, net	21,341	—		21,341	—	—		21,341	—		21,341
Capitalized software	16,749	—		16,749	—	—		16,749	—		16,749
Intangible assets, net	16,419	—		16,419	—	—		16,419	—		16,419
Goodwill	5,169	—		5,169	—	—		5,169	—		5,169
Other assets	12,616	—		12,616	442	—		13,058	—		13,058
Total assets	$108,982	$35,300		$144,282	$151,308	$(13,750)		$281,840	$(117,675)		$164,165
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$16,158	$(13,000	)(1)	$3,158	$—	$—		$3,158	$—		$3,158
Accrued liabilities	6,237	—		6,237	547	—		6,784	—		6,784
Deferred revenue	480	—		480	—	—		480	—		480
Current portion of capital lease obligations	1,738	—		1,738	—	—		1,738	—		1,738
Deferred underwriting fee	—	—		—	6,750	(6,750	)(5)	—	—		—
Other current liabilities	361	—		361	—	—		361	—		361
Total current liabilities	24,974	(13,000)		11,974	7,297	(6,750)		12,521	—		12,521
Series A Redeemable Preferred Stock	62,092	—		62,092	—	(62,092	)(7)	—	—		—
Long-term debt	66,596	—		66,596	—	—		66,596	—		66,596
Capital lease obligations	5,593	—		5,593	—	—		5,593	—		5,593
Other liabilities	397	—		397	—	—		397	—		397
Total liabilities	159,652	(13,000)		146,652	7,297	(68,842)		85,107	—		85,107
Series B Convertible Preferred Stock	—	50,000	(1)	46,934	—	(46,934	)(8)	—	—		—
		(3,066	)(2)
Common stock subject to possible conversion	—	—		—	45,000	(45,000	)(9)	—	—		—
Stockholders’ (deficit) equity:
Common stock	4	—		4	2	4	(10)	10	(1	)(12)	8
									(1	)(13)
Additional paid in capital	42,962	1,366	(2)	44,328	98,404	(7,000	)(6)	290,359	(44,999	)(12)	172,686
						62,092	(7)		(72,674	)(13)
						46,934	(8)
						45,000	(9)
						(4	)(10)
						605	(11)
Retained (deficit) earnings	(93,636)	—		(93,636)	605	(605	)(11)	(93,636)	—		(93,636)
Total stockholders’ (deficit) equity	(50,670)	1,366		(49,304)	99,011	147,026		196,733	(117,675)		79,058
Total liabilities and stockholders’ (deficit) equity	$108,982	$35,300		$144,282	$151,308	$(13,750)		$281,840	$(117,675)		$164,165

(1)	Adjustment reflects the sale and issuance by HUGHES Telematics of 5,000,000 shares of its Series B preferred stock for gross proceeds of $37.0 million of cash and the payment of a $13.0 million trade payable.
(2)	Adjustment reflects the approximately $3.1 million of estimated legal and other advisory fees and expenses incurred by HUGHES Telematics in connection with the sale and issuance of the Series B preferred stock. Such amount includes an estimated $1.7 million of fees and expenses which will be paid in cash and $1.4 million related to the estimated fair value of the warrant to purchase shares of HUGHES Telematics common stock issued to Trivergance for services rendered in connection with the private placement.
(3)	Pursuant to HUGHES Telematics’ credit facility, a portion of the proceeds from the issuance of the senior secured term indebtedness was held in an escrow account and was released to HUGHES Telematics as it raised additional debt or equity capital. Adjustment reflects the release of the funds held in the escrow account as the proceeds received in the sale and issuance of the Series B preferred stock exceeded the remaining amount of capital required to be raised to satisfy the escrow condition stipulated in the credit facility.
(4)	Adjustment reflects the release of Polaris’ restricted cash held in trust and the transfer of the balance to cash and cash equivalents, assuming no holders of Polaris common stock sold in its initial public offering exercise their right to convert their stock into a pro rata share of the trust account.
(5)	Adjustment reflects the payment of the deferred underwriting fee related to Polaris’ initial public offering.
(6)	Adjustment reflects the $7.0 million of estimated legal and other advisory fees and expenses incurred in connection with the merger.
(7)	HUGHES Telematics and certain of its stockholders, including Apollo, agreed to reorganize the capital structure of HUGHES Telematics so that, immediately prior to the consummation of the merger, the only outstanding equity securities of HUGHES Telematics, other than the Series B preferred stock, warrants issued in connection with the credit facility (which will be exercised in connection with the merger) and stock options, would be common stock. Adjustment reflects the extinguishment of the outstanding shares of Series A preferred stock through (i) the exercise of outstanding warrants to purchase common stock of HUGHES Telematics using shares of HUGHES Telematics Series A preferred stock with an aggregate face value of $55.0 million and (ii) the exchange of shares of HUGHES Telematics Series A preferred stock with an aggregate face value of $20.0 million for shares of HUGHES Telematics common stock.
(8)	In connection with the merger, the outstanding shares of Series B preferred stock will be exchanged for 12,500,000 shares of Polaris common stock, 7,500,000 of which will be subject to the escrow earn-out provisions. Adjustment reflects the exchange of the Series B preferred stock in connection with the merger.
(9)	Adjustment reflects the reclassification of the value of the Polaris common stock subject to conversion to stockholders’ equity assuming no holders of Polaris common stock sold in its initial public offering exercise their right to convert their common stock into a pro rata share of the trust account.
(10)	Following the merger but prior to any share repurchases and assuming no Polaris stockholders exercise their conversion rights, there will be 95,852,149 shares of Polaris common stock outstanding which is comprised of (i) the 18,750,000 shares of Polaris common stock currently outstanding, (ii) the 18,364,967 shares of Polaris common stock issued to the HUGHES Telematics stockholders upon consummation of the merger, (iii) the 1,489,051 shares of common stock which will be issued to HUGHES Telematics stockholders and be placed in escrow for 15 months following closing to indemnify Polaris for the payment of indemnification claims that may be made by Polaris under the merger agreement and (iv) the 57,248,131 earn-out shares issued to the HUGHES Telematics stockholders but held in escrow until achievement of the specified price targets. Adjustment reflects the issuance of Polaris common stock to the HUGHES Telematics stockholders.
(11)	Adjustment reflects the elimination Polaris’ historical retained earnings as a result of the merger.
(12)	Adjustment reflects the payment of cash to the holders of 29.99% of the Polaris common stock sold in its initial public offering exercising their right to convert their common stock into a pro rata share of the trust account (which reflects the maximum number of shares eligible for such conversion election).
(13)	Covenants in the merger agreement have been revised to permit both HUGHES Telematics and Polaris to purchase shares of Polaris common stock (or enter into agreements to purchase Polaris common stock). Pursuant to its obligations in the private placement of the Series B preferred stock, HUGHES Telematics has agreed to use approximately $32.2 million of the proceeds from the sale of the Series B preferred stock to purchase shares of Polaris common stock at commercially reasonable prices and other terms to be agreed between HUGHES Telematics and Polaris, subject to certain limitations. Pursuant to the new merger agreement, Polaris may use up to $40.5 million of cash which would otherwise have been available to the combined company to purchase shares of Polaris common stock at prices and on other terms to be agreed between HUGHES Telematics and Polaris. Adjustment reflects the repurchase of approximately $72.7 million of Polaris common stock. Polaris may purchase up to an additional $4.5 million of Polaris common stock in the event that it can achieve certain cash cost or fee savings, which will be accomplished primarily through the issuance of Polaris common stock to certain advisors in lieu of cash. The unaudited pro forma condensed combined balance sheet assume that no shares of Polaris common stock are issued in lieu of cash costs or fees and, therefore, the full amount of estimated costs and fees has been deducted from the combined company’s pro forma cash balance (see footnotes 6 and 7 above). Any such issuance of common stock to advisors in lieu of cash compensation is not expected to have any net impact on the combined company’s cash position or the number of shares outstanding following the merger since any cash savings would be used to repurchase additional shares of Polaris common stock from public stockholders and approximately the same number of additional shares would be issued to the advisors. Accordingly, the $4.5 million of additional share repurchases has not been reflected in the adjustment.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2008
(In Thousands, Except Share Data)

	HUGHES Telematics Historical	Pro Forma Adjustments (Sale of Series B Preferred Stock)		HUGHES Telematics Pro Forma	Polaris Historical	Pro Forma Adjustments (Assuming No Exercise of Conversion Rights or Share Repurchases)		Pro Forma (Assuming No Exercise of Conversion Rights or Share Repurchases)	Pro Forma Adjustments (Assuming Maximum Exercise of Conversion Rights and Share Repurchases)		Pro Forma (Assuming Maximum Exercise of Conversion Rights and Share Repurchases)
Revenues
Hardware	$13,642	$—		$13,642	$—	$—		$13,642	$—		$13,642
Services	16,618	—		16,618	—	—		16,618	—		16,618
Total revenues	30,260	—		30,260	—	—		30,260	—		30,260
Operating costs and expenses:
Cost of hardware sold	9,585	—		9,585	—	—		9,585	—		9,585
Cost of services	6,009	—		6,009	—	—		6,009	—		6,009
Research and development	33,626	—		33,626	—	—		33,626	—		33,626
Sales and marketing	7,622	—		7,622	—	—		7,622	—		7,622
General and administrative	21,076	—		21,076	1,417	—		22,493	—		22,493
Total operating costs and expenses	77,918	—		77,918	1,417	—		79,335	—		79,335
Operating loss	(47,658)	—		(47,658)	(1,417)	—		(49,075)	—		(49,075)
Interest income	868	—		868	2,558	(238	)(2)	3,188	(2,002	)(7)	1,186
Interest expense	(10,820)	—		(10,820)	—	2,561	(3)	(8,259)	—		(8,259)
Other income	143	—		143	—	—		143	—		143
(Loss) income before income taxes	(57,467)	—		(57,467)	1,141	2,323		(54,003)	(2,002)		(56,005)
Income tax expense	—	—		—	(536)	316	(4)	(220)	—		(220)
Net (loss) income	(57,467)	—		(57,467)	605	2,639		(54,223)	(2,002)		(56,225)
Accretion of convertible preferred stock to liquidation value	—	(681	)(1)	(681)	—	681	(5)	—	—		—
Net (loss) income available to common stockholders	$(57,467)	$(681)		$(58,148)	$605	$3,320		$(54,223)	$(2,002)		$(56,225)
Basic and diluted loss per common share	$(153.79)			$(155.61)	$0.03			$(1.51)			$(2.33)
Basic and diluted weighted average common shares outstanding	373,680			373,680	18,257,684		(6)	35,864,967	(11,767,499	)(8)	24,097,468

(1)	Adjustment reflects the accretion of the carrying amount of the Series B preferred stock up to its face value over the approximately 4.5 year period until the date when the Series B preferred stock becomes redeemable at the option of the holder.
(2)	Adjustment reflects the reduction of interest income due to the lower balance of cash and cash equivalents following payment of approximately $6.8 million for the deferred underwriting fee related to Polaris’ initial public offering and the $7.0 million of estimated legal and other advisory fees and expenses incurred in connection with the merger. The calculation assumes an average rate of return of 1.78%, approximately the rate of interest earned by Polaris on its investments during the year ended December 31, 2008.
(3)	HUGHES Telematics and its stockholders, including Apollo, agreed to reorganize the capital structure of HUGHES Telematics so that, immediately prior to the consummation of the merger, the only outstanding equity securities of HUGHES Telematics, other than the Series B preferred stock, warrants issued in connection with the credit facility (which will be exercised in connection with the merger) and stock options, would be common stock. Accordingly, Apollo agreed to the extinguishment of the outstanding shares of Series A preferred stock through the exercise of outstanding warrants to purchase common stock and the exchange for shares of common stock. Adjustment reflects the elimination of the interest expense related to the Series A preferred stock.
(4)	For Federal income tax purposes, HUGHES Telematics generates a net operating loss which can be used to offset the net taxable income generated by Polaris. Adjustment reflects the reduction in Federal income tax expense related to the utilization of the HUGHES Telematics net operating losses.
(5)	In connection with the merger, the outstanding shares of Series B preferred stock will be exchanged for 12,500,000 shares of Polaris common stock, 7,500,000 of which will be subject to the escrow earn-out provisions. Adjustment reflects the elimination of the accretion related to the Series B preferred stock.

(6)	The weighted average common shares outstanding for purposes of calculating both basic and diluted earnings per share is 35,864,967 shares which is comprised of (i) the 18,750,000 shares of Polaris common stock currently outstanding less the 1,250,000 sponsor earn-out shares to be placed into escrow upon consummation of the merger and (ii) the 18,364,967 shares of Polaris common stock issued to the HUGHES Telematics stockholders upon consummation of the merger. The calculation excludes (i) the 1,489,051 shares of common stock which will be issued to HUGHES Telematics stockholders and be placed in escrow for 15 months following closing to indemnify Polaris for the payment of indemnification claims that may be made by Polaris as a result of breaches of HUGHES Telematics’ covenants, representations or warranties in the merger agreement, (ii) the 57,248,131 earn-out shares issued to the HUGHES Telematics stockholders but held in escrow until achievement of the specified price targets, (iii) the 1,250,000 sponsor earn-out shares to be placed into escrow upon consummation of the merger and released upon achievement of the specified price target, (iv) the 2,274,935 shares of Polaris common stock issuable upon the exercise of options issued in connection with the merger to holders of options to purchase shares of HUGHES Telematics common stock, (v) the 19,500,000 shares of Polaris common stock issuable upon the exercise of the outstanding warrants and (vi) any shares issuable to the HUGHES Telematics stockholders for a shortfall in the net working capital of Polaris below $138.0 million, if any. The shares of Polaris common stock issuable upon exercise of the stock options and the warrants have been excluded from the calculation as their effect would have been anti-dilutive.
(7)	Adjustment reflects the reduction of interest income due to the lower balance of cash and cash equivalents following payment of (i) approximately $45.0 million assuming the holders of 29.99% of the Polaris common stock sold in its initial public offering exercise their right to convert their stock into a pro rata share of the trust account and (ii) approximately $72.7 million assuming the maximum amount of cash is used by the parties to effect stock repurchases. The calculation assumes an average rate of return of 1.78%, approximately the rate of interest earned by Polaris on its investments during the year ended December 31, 2008.
(8)	Adjustment reflects the reduction in shares of common stock outstanding resulting from (i) the holders of 29.99% of the Polaris common stock sold in its initial public offering exercising their right to convert their stock into a pro rata share of the trust account and (ii) the repurchase by HUGHES Telematics and Polaris of an aggregate of 7,267,500 shares of Polaris common stock for approximately $72.7 million.

BENEFICIAL OWNERSHIP OF SECURITIES

The tables below set forth the beneficial ownership as of March 18, 2009 after giving effect to the HUGHES Telematics Series B financing transaction and the projected beneficial ownership of our common stock immediately after the completion of the merger and after giving effect to the maximum amount of stock repurchases that may be effected to consummate the merger. The table sets forth the actual and projected beneficial ownership of our common stock by the following individuals or entities:

•	each person who we expect, based on their current holdings, will beneficially own more than 5% of the outstanding shares of our capital stock immediately before or after the consummation of the merger;
•	the individuals who will be our directors and executive officers following the consummation of the merger;
•	our directors and executive officers as a group following the consummation of the merger;
•	the individuals who are our current directors and executive officers; and
•	our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the tables is expected to have sole voting and investment power with respect to all shares of our capital stock shown as beneficially owned, subject to applicable community property laws.

The first beneficial ownership table below assumes that no Polaris stockholders who can convert their shares into cash properly elect to do so and neither Polaris nor HUGHES Telematics effect any purchases of Polaris common stock to facilitate the merger. To the extent that our stockholders do elect such conversion or to the extent that Polaris and/or HUGHES Telematics engage in such purchases, the beneficial ownership percentages of our initial stockholders and HUGHES Telematics securityholders will increase and the beneficial ownership percentages of our public stockholders will decrease. The second beneficial ownership table below assumes that the maximum number of stockholders who can convert their shares into cash (up to but less than 30% of the shares issued in our initial public offering) properly elect to do so and that Polaris and HUGHES Telematics effect the maximum amount of purchases of Polaris common stock as permitted under the new merger agreement and the agreements related to HUGHES Telematics’ Series B financing. To the extent that our stockholders do not elect such conversion and Polaris and/or HUGHES Telematics do not engage in such purchases, the beneficial ownership percentages of our initial stockholders and HUGHES Telematics stockholders will decrease and the beneficial ownership percentages of our public stockholders will, in the aggregate, increase. All of the beneficial ownership percentages below also assume that we are not required to issue additional shares of our common stock to cover a shortfall in our net working capital below $138.0 million at the closing of the merger. To the extent we must make such additional share issuances, the beneficial ownership percentages of HUGHES Telematics stockholders will increase and the beneficial ownership percentages of our initial stockholders and certain public stockholders will decrease.

As of March 18, 2009, 18,750,000 shares of Polaris common stock were issued and outstanding. The percentage of beneficial ownership after the merger without including earn-out shares or sponsor earn-out shares set forth in the tables below gives effect to the issuance of 19,854,018 shares of Polaris common stock in the merger and does not include earn-out shares or sponsor earn-out shares issued or placed, respectively into escrow and to be released to HUGHES Telematics stockholders or the Polaris initial stockholders contingent upon the common stock meeting specified share price targets over the five-year period following the closing of the merger. Note that these beneficial ownership percentages do not reflect the voting power beneficially owned by these individuals. After the closing of the merger, HUGHES Telematics and the Polaris initial stockholders may vote their earn-out shares and sponsor earn-out shares held in escrow without restriction, which will have the net effect of increasing the voting power held by the HUGHES Telematics stockholders and the Polaris initial stockholders and decreasing the voting power held by our initial stockholders and our other stockholders (other than HUGHES Telematics stockholders).

The percentage of beneficial ownership after the merger including earn-out shares and sponsor earn-out shares set forth in the tables below give effect to the issuance or release, as applicable, of shares of Polaris common stock in the merger, 57,248,131 earn-out shares and 1,250,000 sponsor earn-out shares. We have assumed no exercise of outstanding Polaris warrants or options (other than, in the case of each individual or entity listed in the table below, warrants or options held by that individual or entity that will be exercisable for our common stock upon the consummation of the merger).

Table 1 — No Conversion or Stock Purchases Assumption

Table 1 is based on 95,852,149 shares of our capital stock that would be outstanding following completion of the merger assuming that no Polaris stockholders properly convert their shares and that neither Polaris nor HUGHES Telematics engage in any purchases of Polaris common stock to facility the merger. Investors should note, however, that while the actual amounts cannot be determined at this time, based on currently available information we anticipate a significant number of Polaris stockholders will exercise their conversion rights and a large amount of share repurchases will be effected and thus table 2 is more likely to be representative of the post-merger beneficial ownership of Polaris common stock.

	Beneficial Ownership of Polaris Common Stock on March 18, 2009			Beneficial Ownership of the Combined Company After the Merger (Without Including 58,498,131 Earn-out Shares or Sponsor Earn-out Shares)			Beneficial Ownership of the Combined Company After the Merger (Including 58,498,131 Earn-out Shares and Sponsor Earn-out Shares)
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock
Apollo Management V, L.P.(2)	0		0.0%	14,966,220		40.1%	60,467,284		63.1%
Wellington Management Company, LLP(3)	2,697,426	(4)	14.4%	6,859,626	(5)	17.6%	10,609,626	(6)	10.9%
Israel Englander(7)	1,813,400	(8)	9.7%	5,414,925	(9)	13.2%	5,414,925	(9)	5.4%
Philip Goldstein(10)	1,354,900	(11)	7.2%	1,354,900		3.6%	1,354,900		1.4%
HBK Investments L.P.(12)	1,264,100	(13)	6.7%	1,749,600	(14)	4.6%	1,749,600	(14)	1.8%
Platinum Partners Value Arbitrage Fund LP(15)	960,843	(16)	5.1%	1,144,643	(17)	3.0%	1,144,643	(17)	1.2%
Loeb Arbitrage Management, LLC(18)	950,100	(19)	5.1%	950,100		2.5%	950,100		1.0%
Marc V. Byron	999,078	(20)	5.3%	1,638,276	(21)	4.3%	2,213,195	(22)	2.3%
Lowell D. Kraff	999,078	(23)	5.3%	1,638,276	(24)	4.3%	2,213,195	(25)	2.3%
David L. Moore	238,531	(26)	1.3%	519,021	(27)	1.4%	598,531	(28)	0.6%
David F. Palmer	174,758		0.9%	116,505	(29)	0.3%	174,758	(30)	0.2%
Jerry Stone	174,758	(31)	0.9%	116,505	(32)	0.3%	174,758	(33)	0.2%
Brian B. Boorstein	61,565	(34)	0.3%	241,703	(35)	0.6%	572,558	(36)	0.6%
Stuart I. Oran	43,565	(37)	0.2%	83,043	(38)	0.2%	97,565	(39)	0.1%
Jeffrey A. Leddy	0		0.0%	112,129	(40)	0.3%	487,664	(41)	0.5%
Erik J. Goldman	0		0.0%	105,121	(42)	0.3%	457,185	(43)	0.5%
Craig J. Kaufmann	0		0.0%	11,914	(44)	0.0%	51,814	(45)	0.1%
Robert C. Lewis	0		0.0%	11,914	(46)	0.0%	51,814	(47)	0.1%
Keith J. Schneider	0		0.0%	5,606	(48)	0.0%	24,383	(49)	0.0%
Andrew D. Africk	0		0.0%	3,504	(50)	0.0%	15,239	(51)	0.0%
Matthew H. Nord	0		0.0%	3,504	(52)	0.0%	15,239	(53)	0.0%
All directors and executive officers after the merger as a group (13 individuals)	999,078	(54)	5.3%	1,891,968	(55)	4.9%	3,316,533	(56)	3.4%
All current directors and executive officers as a group (7 individuals)	2,691,333	(57)	14.4%	4,281,105	(58)	10.8%	5,730,443	(59)	5.8%

Table 2 — Maximum Conversion and Stock Purchase Assumption

Table 2 is based on 84,084,650 shares of our capital stock to be outstanding following completion of the merger after giving effect to the purchase and retirement of 11,767,499 shares of Polaris common stock following completion of the merger, including 4,499,999 shares exchanged for cash through conversions and 7,267,500 additional repurchased shares (the “maximum stock purchases”) for aggregate consideration of approximately $117.7 million, which reflects the maximum amount of conversion elections and cash the parties have agreed may be used to effect stock purchases (but assuming no conversion elections or repurchases from any of the persons required to be reported in the table). All of such stock purchases are conditioned on the closing of the merger.

	Beneficial Ownership of Polaris Common Stock on March 18, 2009			Beneficial Ownership of the Combined Company After the Merger and Maximum Stock Purchases (Without Including 58,498,131 Earn-out Shares or Sponsor Earn-out Shares)			Beneficial Ownership of the Combined Company After the Merger and Maximum Stock Purchases (Including 58,498,131 Earn-out Shares and Sponsor Earn-out Shares)
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock
Apollo Management V, L.P.(2)	0		0.0%	14,966,220		58.5%	60,467,284		71.9%
Wellington Management Company, LLP(3)	2,697,426	(4)	14.4%	6,859,626	(5)	25.2%	10,609,626	(6)	12.4%
Israel Englander(7)	1,813,400	(8)	9.7%	5,414,925	(9)	18.6%	5,414,925	(9)	6.2%
Philip Goldstein(10)	1,354,900	(11)	7.2%	1,354,900		5.3%	1,354,900		1.6%
HBK Investments L.P.(12)	1,264,100	(13)	6.7%	1,749,600	(14)	6.7%	1,749,600	(14)	2.1%
Platinum Partners Value Arbitrage Fund LP(15)	960,843	(16)	5.1%	1,144,643	(17)	4.4%	1,144,643	(17)	1.4%
Loeb Arbitrage Management, LLC(18)	950,100	(19)	5.1%	950,100		3.7%	950,100		1.1%
Marc V. Byron	999,078	(20)	5.3%	1,638,276	(21)	6.2%	2,213,195	(22)	2.6%
Lowell D. Kraff	999,078	(23)	5.3%	1,638,276	(24)	6.2%	2,213,195	(25)	2.6%
David L. Moore	238,531	(26)	1.3%	519,021	(27)	2.0%	598,531	(28)	0.7%
David F. Palmer	174,758		0.9%	116,505	(29)	0.5%	174,758	(30)	0.2%
Jerry Stone	174,758	(31)	0.9%	116,505	(32)	0.5%	174,758	(33)	0.2%
Brian B. Boorstein	61,565	(34)	0.3%	241,703	(35)	0.9%	572,558	(36)	0.7%
Stuart I. Oran	43,565	(37)	0.2%	83,043	(38)	0.3%	97,565	(39)	0.1%
Jeffrey A. Leddy	0		0.0%	112,129	(40)	0.4%	487,664	(41)	0.6%
Erik J. Goldman	0		0.0%	105,121	(42)	0.4%	457,185	(43)	0.5%
Craig J. Kaufmann	0		0.0%	11,914	(44)	0.0%	51,814	(45)	0.1%
Robert C. Lewis	0		0.0%	11,914	(46)	0.0%	51,814	(47)	0.1%
Keith J. Schneider	0		0.0%	5,606	(48)	0.0%	24,383	(49)	0.0%
Andrew D. Africk	0		0.0%	3,504	(50)	0.0%	15,239	(51)	0.0%
Matthew H. Nord	0		0.0%	3,504	(52)	0.0%	15,239	(53)	0.0%
All directors and executive officers after the merger as a group (13 individuals)	999,078	(54)	5.3%	1,891,968	(55)	7.1%	3,316,533	(56)	3.9%
All current directors and executive officers as a group (7 individuals)	2,691,333	(57)	14.4%	4,281,105	(58)	15.3%	5,730,443	(59)	6.6%

(1)	Unless otherwise indicated, the business address of the individuals who are our current officers and directors is 2200 Fletcher Avenue, 4th Floor, Fort Lee, New Jersey 07024. The business address of the individuals who will be our officers and directors after the merger (other than Marc V. Byron) is 41 Perimeter Center East, Suite 400, Atlanta, Georgia 30346.

(2)	Represents all of the shares of Polaris common stock to be received as merger consideration in exchange for shares of HUGHES Telematics common and preferred stock currently held by Communications Investors LLC (“Communications LLC”) Hughes Communications, Inc. (“HCI”) and Apollo Investment Fund V (PLASE), LP (“AIF V PLASE”) or to be received by Communications LLC, HCI and AIF V PLASE as earn-out shares in connection with the merger. Apollo Management V, L.P. (“Apollo”) is the manager of Communications LLC and of AIF V PLASE. AIF V Management, LLC (“Management V GP”) is the general partner of Apollo. Apollo Management L.P., (“Management”), an SEC registered investment adviser, is the sole member and manager of Management V GP. Apollo Management GP, LLC (“Management GP”) is the general partner of Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP. The general partner of Management Holdings is Apollo Management Holdings GP, LLC (“Management Holdings GP”). Apollo Advisors V, L.P. (“Advisors V”) is the general partner of AIF V PLASE. Apollo Capital Management V, Inc. (“ACM V Inc.”) is the general partner of Advisors V. Apollo Principal Holdings, I GP, LLC (“Apollo Principal GP”) is the general partner of Apollo Principal Holdings, I, L.P., which is the sole stockholder of ACM V Inc. Amounts include 3.25 million shares to be issued to HCI as merger consideration in exchange for its HUGHES Telematics Series B preferred stock, including 1.30 million initial transaction shares and 1.95 million shares subject to earn-out provisions. According to SEC filings, as of March 9, 2009, Apollo Investment Fund IV, L.P., an affiliate of Apollo, controlled approximately 57.44% of the voting power of HCI. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Management Holdings GP and Apollo Principal GP, and as such may be deemed to exercise the voting and/or dispositive powers with respect to the shares owned by Communications Investors, LLC and Apollo Investment Fund V (PLASE), LP. Each of Messrs. Black, Harris and Rowan disclaims beneficial ownership of any shares of Polaris owned or to be received by Apollo, except to the extent of any pecuniary interest therein. The business address of Apollo is One Manhattanville Road, Suite 201, Purchase, NY 10577.
(3)	According to the Schedule 13D filed with the SEC on March 17, 2009, the business address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. Wellington Management is an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington Management, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.
(4)	Includes 2,697,426 shares held by investment advisory clients of Wellington Management in the normal course of business, with Wellington Management making the investment decision on behalf of such clients. Wellington Management may be deemed to beneficially own the shares that are held by its clients. Does not include 1,662,200 shares of common stock issuable upon exercise of warrants held by investment advisory clients of Wellington Management that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009. This information was derived from the Schedule 13D filed with the SEC on March 17, 2009.
(5)	Includes the shares in footnote (4) above, 2,500,000 shares of Polaris common stock to be received as merger consideration in exchange for shares of HUGHES Telematics preferred stock held prior to the merger, and 1,662,200 shares of common stock issuable upon the exercise of warrants that will be exercisable upon consummation of the merger.
(6)	Includes the shares in footnote (5) above and 3,750,000 shares of Polaris common stock to be received as earn-out shares in connection with the merger with Polaris.
(7)	The business address of Israel Englander is c/o Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103.
(8)	Represents 1,813,400 shares of common stock held by Integrated Core Strategies (US) LLC. Millennium Management LLC is the general partner of Integrated Holding Group LP, which is the managing member of Integrated Core Strategies and consequently may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Israel A. Englander is the management member of Millennium Management LLC and may be deemed to have shared voting control and investment discretion over securities deemed to be beneficially owned by Millennium Management LLC. Does not include 3,601,525 shares of common stock issuable upon exercise of warrants held by Integrated Core Strategies that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009. This information was derived from the Schedule 13G/A filed with the SEC on November 3, 2008.
(9)	Includes the shares in footnote (8) as well as 3,601,525 shares of common stock issuable upon the exercise of warrants that will be exercisable upon consummation of the merger.

(10)	According to the Schedule 13G filed with the SEC on February 18, 2009, the business address of Philip Goldstein is Park 80 West, Plaza Two, Saddle Brook, NJ 07663.
(11)	Based on information derived from the Schedule 13G filed with the SEC on February 18, 2009, the shares of common stock are held by Bulldog Investors, Phillip Goldstein and Andrew Dakos.
(12)	According to the Schedule 13G filed with the SEC on November 25, 2008, the business address of HBK Investments L.P. is 2101 Cedar Springs Road, Suite 700, Dallas, TX 75201.
(13)	Based upon information contained in the Schedule 13G filed with the SEC on January 30, 2009, by HBK Investments L.P. (“HBK Investments”), by HBK Services LLC, a Delaware limited liability company (“HBK Services”), by HBK Partners II L.P., a Delaware limited partnership (“HBK Partners”), by HBK Management LLC, a Delaware limited liability company (“HBK Management”), by HBK New York LLC, a Delaware limited liability company, by HBK Special Opportunity Fund I L.P., a Cayman Islands limited partnership, and by HBK Master Fund L.P., a Cayman Islands limited partnership (“HBK Master Fund”). HBK Investments has delegated discretion to vote and dispose of the securities to HBK Services. HBK Services may, from time to time, delegate discretion to vote and dispose of certain of the Securities to HBK New York LLC, HBK Virginia LLC, a Delaware limited liability company, HBK Europe Management LLP, a limited liability partnership organized under the laws of the United Kingdom, and/or HBK Hong Kong Ltd., a corporation organized under the laws of Hong Kong (collectively, the “Subadvisors”). Each of HBK Services and the Subadvisors is under common control with HBK Investments L.P. The Subadvisors expressly declared in the 13G filed with the SEC on November 25, 2008 that such filing shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, beneficial owners of the Securities.
(14)	Based upon information contained in the Schedule 13G/A filed with the SEC on January 30, 2009, by HBK Investments L.P. HBK Master Fund L.P. holds an aggregate of 485,500 warrants that will become exercisable on the completion of the Merger.
(15)	According to the Schedule 13G filed with the SEC on October 30, 2008, the business address of Platinum Partners Value Arbitrage Fund LP is 152 West 57th Street, New York, NY 10019.
(16)	This information was derived from the Schedule 13G filed with the SEC on October 30, 2008. Does not include 183,800 shares of common stock issuable upon exercise of warrants held by Platinum Partners Value Arbitrage Fund LP that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.
(17)	Includes the 183,800 shares of common stock issuable upon exercise of warrants held by Platinum Partners Value Arbitrage Fund LP that will be exercisable upon consummation of the merger.
(18)	According to the Schedule 13D filed with the SEC on January 14, 2009, the business address of Loeb Arbitrage Management, LLC 61 Broadway, New York, N.Y. 10006.
(19)	Represents shares held by Loeb Partners Corporation, Loeb Arbitrage Fund, Loeb Arbitrage Management, LLC, Loeb Offshore Fund Ltd., Loeb Marathon Fund LP, Loeb Marathon Offshore Fund, Ltd., Loeb Arbitrage B Fund LP and Loeb Offshore Fund Ltd. Share amounts listed are derived from Loeb Partners Corporation’s Schedule 13D filing with the SEC on January 14, 2009.
(20)	Represents shares held by Byron Business Ventures XX, LLC, an entity controlled by Mr. Byron. Does not include 900,000 shares of common stock issuable upon exercise of insider warrants held by Mr. Byron that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.
(21)	Includes (i) the shares of common stock in footnote (20) above, (ii) 900,000 shares of common stock issuable upon exercise of insider warrants that will be exercisable upon consummation of the merger and (iii) 72,224 shares of Polaris common stock to be issued as merger consideration in exchange for shares of HUGHES Telematics common stock to be issued to Trivergance, LLC, (“Trivergance”), an entity controlled by Mr. Byron and Mr. Kraff, through the exercise of a warrant immediately prior to the merger. Does not include 333,026 sponsor earn-out shares controlled by Mr. Byron, included in footnote (20) above, which will be placed into escrow upon consummation of the merger.
(22)	Includes (i) the shares of common stock in footnote (21) above, (ii) 333,026 sponsor earn-out shares and (iii) 241,893 shares of common stock to be received by Trivergance as earn-out shares in connection with the merger.
(23)	Represents shares held by Praesumo Partners, LLC, an entity controlled by Mr. Kraff. Does not include 900,000 shares of common stock issuable upon exercise of insider warrants held by Mr. Kraff that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.

(24)	Includes the (i) the shares of common stock in footnote (23) above, (ii) 900,000 shares of common stock issuable upon exercise of insider warrants that will be exercisable upon consummation of the merger and (iii) 72,224 shares of Polaris common stock to be issued as merger consideration in exchange for shares of HUGHES Telematics common stock to be issued to Trivergance, an entity controlled by Mr. Byron and Mr. Kraff through the exercise of a warrant immediately prior to the merger. Does not include 333,026 sponsor earn-out shares controlled by Mr. Kraff, included in footnote (23) above, which will be placed into escrow upon consummation of the merger.
(25)	Includes (i) the shares of common stock in footnote (24) above, (ii) 333,026 sponsor earn-out shares and (iii) 241,893 shares of common stock to be received by Trivergance as earn-out shares in connection with the merger.
(26)	Represents shares held by Moore Holdings, LLC, an entity controlled by Mr. Moore. Does not include 360,000 shares of common stock issuable upon exercise of insider warrants held by Mr. Moore that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.
(27)	Includes the shares of common stock included in footnote (26) above and 360,000 shares of common stock issuable upon exercise of insider warrants that will be exercisable upon consummation of the merger. Does not include 79,510 sponsor earn-out shares controlled by Mr. Moore, included in footnote (26) above, which will be placed in escrow upon consummation of the merger.
(28)	Includes the shares of common stock in footnote (27) above and 79,510 sponsor earn-out shares.
(29)	Includes shares held by Mr. Palmer less 58,253 sponsor earn-out shares controlled by Mr. Palmer that will be placed in the escrow upon consummation of the merger.
(30)	Includes the shares of common stock in footnote (29) and 58,253 sponsor earn-out shares.
(31)	Represents shares held by Vinco Vincere Vici Victum LLC, an entity controlled by Mr. Stone.
(32)	Includes the shares of common stock in footnote (31) above less 58,253 sponsor earn-out shares controlled by Mr. Stone that will be placed in the escrow upon consummation of the merger.
(33)	Includes the shares of common stock in footnote (32) above as well as 58,253 sponsor earn-out shares.
(34)	Represents shares held by Granite Creek Partners, L.L.C., an entity controlled by Mr. Boorstein. Does not include 108,000 shares of common stock issuable upon exercise of insider warrants held by Mr. Boorstein that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.
(35)	Includes (i) the shares of common stock in footnote (34) above, (ii) 108,000 shares of common stock issuable upon exercise of insider warrants that will be exercisable upon consummation of the merger and (iii) 92,660 shares of Polaris common stock to be issued as merger consideration in exchange for shares of HUGHES Telematics common stock to be issued to Granite Creek Flex Cap I, L.P., an entity controlled by Mr. Boorstein, through the exercise of a warrant immediately prior to the merger. Does not include 20,522 sponsor earn-out shares controlled by Mr. Boorstein, included in footnote (26) above, which will be placed in escrow upon consummation of the merger.
(36)	Includes (i) the shares of common stock in footnote (35) above, (ii) 20,522 sponsor earn-out shares and (iii) 310,333 shares common stock to be received by Granite Creek Flex Cap I, L.P. as earn-out shares in connection with the merger.
(37)	Represents shares held by Roxbury Capital Group LLC Incentive Savings Plan, of which Mr. Oran is sole trustee and beneficiary. Does not include 54,000 shares of common stock issuable upon exercise of insider warrants held by Mr. Oran that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.
(38)	Includes the shares of common stock in footnote (37) above and 54,000 shares of common stock issuable upon exercise of insider warrants that will be exercisable upon consummation of the merger. Does not include 14,522 sponsor earn-out shares controlled by Mr. Oran that will be placed in the escrow upon consummation of the merger.
(39)	Includes the shares of common stock in footnote (38) above as well as 14,522 sponsor earn-out shares.
(40)	Includes (i) 56,065 shares of Polaris common stock to be received by Mr. Leddy as merger consideration in exchange for shares of HUGHES Telematics common stock currently held, (ii) 28,032 shares of Polaris common stock to be received by the Jeffrey A. Leddy Grantor Retained Annuity Trust as merger consideration in exchange for shares of HUGHES Telematics common stock currently held and (iii) 28,032 shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held by Mr. Leddy that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held by Mr. Leddy that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.
(41)	Includes (i) the shares of Polaris common stock in footnote (40) above, (ii) 187,767 shares of Polaris common stock to be received by Mr. Leddy as earn-out shares in connection with the merger, (iii) 93,884 shares of Polaris common stock to be received by the Jeffrey A. Leddy Grantor Retained Annuity Trust as earn-out shares in connection with the merger and (iv) 93,884 shares of Polaris common stock issuable upon exercise of earn-out options to be received by Mr. Leddy in connection with the merger that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger which may not become exercisable within 60 days of March 18, 2009.
(42)	Includes 84,097 shares of Polaris common stock to be received as merger consideration in exchange for shares of HUGHES Telematics common stock currently held and 21,024 shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.
(43)	Includes (i) the shares of Polaris common stock in footnote (42) above, (ii) 281,651 shares of Polaris common stock to be received as earn-out shares in connection with the merger and (iii) 70,413 shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger.
(44)	Includes 7,009 shares of Polaris common stock to be received as merger consideration in exchange for shares of HUGHES Telematics common stock currently held as a result of an earlier option exercise and 4,905 shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.
(45)	Includes (i) the shares of Polaris common stock in footnote (44) above, (ii) 23,470 shares of Polaris common stock to be received as earn-out shares in connection with the merger and (iii) 16,430 shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger which may not become exercisable within 60 days of March 18, 2009.
(46)	Includes 7,009 shares of Polaris common stock to be received as merger consideration in exchange for shares of HUGHES Telematics common stock currently held as a result of an earlier option exercise and 4,905 shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.
(47)	Includes (i) the shares of Polaris common stock in footnote (46) above, (ii) 23,470 shares of Polaris common stock to be received as earn-out shares in connection with the merger and (iii) 16,430 shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger which may not become exercisable within 60 days of March 18, 2009.
(48)	Includes shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.
(49)	Includes the shares of Polaris common stock in footnote (48) above and 18,777 shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger which may not become exercisable within 60 days of March 18, 2009.
(50)	Includes shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held by Mr. Africk that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of options to be received by Mr. Africk in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009. Also does not include any shares of Polaris common stock to be received in connection with the merger by Communications LLC, HCI and AIF V PLASE, each of which is an affiliate of Apollo Advisors, L.P., of which Mr. Africk is a senior partner. Mr. Africk disclaims beneficial ownership of any shares of Polaris owned or to be received by Apollo, except to the extent of any pecuniary interest therein.
(51)	Includes the shares of Polaris common stock in footnote (50) above, and 11,735 shares of Polaris common stock issuable upon exercise of earn-out options to be received by Mr. Africk in connection with the merger that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received by Mr. Africk in connection with the merger which may not become exercisable within 60 days of March 18, 2009.
(52)	Includes shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held by Mr. Nord that are exercisable within 60 days of March 18, 2009. Also does not include shares of Polaris common stock issuable upon exercise of options to be received by Mr. Nord in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009. Also does not include any shares of Polaris common stock to be received in connection with the merger by Communications LLC, HCI and AIF V PLASE, each of which is an affiliate of Apollo Advisors, L.P., of which Mr. Nord serves as a principal. Mr. Nord disclaims beneficial ownership of any shares of Polaris owned or to be received by Apollo, except to the extent of any pecuniary interest therein.
(53)	Includes the shares of Polaris common stock in footnote (52) above, and 11,735 shares of Polaris common stock issuable upon exercise of earn-out options to be received by Mr. Nord in connection with the merger that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received by Mr. Nord in connection with the merger which may not become exercisable within 60 days of March 18, 2009.
(54)	Does not include 900,000 shares of common stock issuable upon the exercise of insider warrants that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.
(55)	Includes (i) the shares of Polaris common stock in footnote (54) above less 333,026 sponsor earn-out shares, (ii) 900,000 shares of common stock issuable upon the exercise of insider warrants that will be exercisable upon consummation of the merger, (iii) 254,436 shares of Polaris common stock to be received as merger consideration in exchange for shares of HUGHES Telematics common stock currently held and (iv) 71,480 shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.
(56)	Includes (i) the shares of Polaris common stock in footnote (55) above, (ii) 852,135 shares of Polaris common stock to be received as earn-out shares in connection with the merger, (iii) 333,026 sponsor earn-out shares, and (iv) 239,404 shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger that are exercisable within 60 days of March 18, 2009. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.

(57)	Does not include 2,322,000 shares of common stock issuable upon the exercise of insider warrants that are not currently exercisable and may not become exercisable within 60 days of March 18, 2009.
(58)	Includes (i) the shares of common stock in footnote (20) above, (ii) 2,322,000 shares of common stock issuable upon the exercise of insider warrants that will be exercisable upon consummation of the merger and (iii) 164,884 shares of Polaris common stock to be issued as merger consideration in exchange for shares of HUGHES Telematics common stock to be issued through the exercise of warrants immediately prior to the merger. Does not include 897,112 shares of Polaris common stock sponsor earn-out shares controlled by the current officers and directors, included in footnote (57) above, which will be placed into escrow upon consummation of the merger.
(59)	Includes (i) the shares of common stock in footnote (58) above, (ii) 897,112 sponsor earn-out shares and (iii) 552,226 shares of common stock to be received as earn-out shares in connection with the merger.

In connection with the vote required for our initial business combination, each of our initial stockholders has agreed to vote the shares of common stock acquired by it before our initial public offering in accordance with the majority of the shares of common stock voted by the public stockholders. Each of our initial stockholders has also agreed to vote any shares acquired by it in or after our initial public offering in favor of our initial business combination. Therefore, if such entity acquires shares in or after our initial public offering, it must vote such shares in favor of the proposed business combination and has, as a result, waived the right to exercise conversion rights for those shares in the event that our initial business combination is approved by a majority of our public stockholders.

*     *     *     *     *     *

VOTING

Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of Polaris common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you return your proxy card without an indication of how you wish to vote, it will be voted “FOR” each of the proposals and you will not be eligible to have your shares converted into a pro rata portion of the funds in our trust account. If you abstain from voting on the merger proposal, the pre-closing certificate amendment proposal or the post-closing certificate amendment proposal, or you do not instruct your broker on how to vote your shares on those proposals, the abstention or broker non-vote will have the same effect as a vote “against” each such proposal. To properly exercise your conversion rights, you must affirmatively vote against the merger proposal and your bank or broker must, by 5:00 p.m., New York City time, on March 27, 2009, the business day prior to the special meeting, electronically transfer your shares to the Depository Trust Company (“DTC”) account of Continental Stock Transfer & Trust Company, our stock transfer agent, and provide Continental Stock Transfer & Trust Company with the necessary stock powers, written instructions that you want to convert your shares and a written certificate addressed to Continental Stock Transfer & Trust Company stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the closing of the merger.

Our warrant holders are not entitled to voting rights with respect to their warrants at the special meeting.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF POLARIS

After careful consideration, Polaris’ board of directors has determined that the merger proposal and the other proposals are fair and in the best interests of Polaris’ stockholders.

The board of directors of Polaris unanimously recommends that you vote “FOR” the merger proposal, the pre-closing certificate amendment proposal, the post-closing certificate amendment proposal and, if necessary, the adjournment proposal.

When you consider the recommendation of Polaris’ board of directors, you should keep in mind that certain of Polaris’ directors and officers have interests in the merger, which are described herein and in the definitive proxy statement, that are different from, or in addition to, your interests as a stockholder.

IF YOU HAVE ALREADY SUBMITTED A PREVIOUSLY PROVIDED PROXY CARD, YOU DO NOT NEED TO SUBMIT A NEW PROXY CARD UNLESS YOU WISH TO CHANGE YOUR VOTE.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements about Polaris that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the risk that the NYSE Amex may delist Polaris’ securities for failure to comply with any NYSE Amex listing requirement; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Polaris and others following announcement of the proposal or the new merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval; the inability to obtain necessary regulatory approvals required to complete the merger; the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger or of any combination of Polaris and HUGHES Telematics; the timing of the initiation, progress or cancellation of significant contracts or arrangements, the mix and timing of services sold in a particular period; and the possibility that Polaris may be adversely affected by other economic, business, and/or competitive factors. Polaris cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Polaris’ most recent filings with the Securities and Exchange Commission (“SEC”). Polaris is under no duty to update any of the forward-looking statements after the date of this document to conform to actual results.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER.

In connection with the proposed merger, on February 12, 2009, Polaris filed a definitive proxy statement with the SEC. Investors and security holders are advised to read the definitive proxy statement as well as any other relevant documents filed with the SEC when they become available because they contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the proxy statements and other documents filed by Polaris at the SEC website at http://www.sec.gov. In connection with the special meeting of Polaris stockholders to approve the adoption of the new merger agreement, Polaris has mailed copies of the definitive proxy statement and this proxy supplement to Polaris stockholders who are entitled to attend and vote at the special meeting.

Before making any voting or investment decisions with respect to the proposed merger or any of the other matters with respect to which Polaris stockholders will be asked to vote pursuant to the proxy statement, Polaris stockholders are urged to read the definitive proxy statement and this proxy supplement other documents filed by Polaris when they become available.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Polaris stockholders in connection with the proposed merger have been set forth in the definitive proxy statement. You can find information about Polaris’ executive officers and directors in its prospectus, definitive proxy statement, Current Reports on Form 8-K and other documents that have previously been filed with the SEC.

FINANCIAL STATEMENTS

Page
Polaris Acquisition Corp. Financial Statements
Reports of Independent Registered Public Accounting Firms	F-2
Balance Sheet — as of December 31, 2008 and 2007	F-4
Statements of Operations — for the Year Ended December 31, 2008, the Period from June 18, 2007 (Inception) to December 31, 2007 and the Period from June 18, 2007 (Inception) to December 31, 2008	F-5
Statement of Stockholders’ Equity — for the Period from June 18, 2007 (Inception) to December 31, 2008	F-6
Statements of Cash Flows — for the Year Ended December 31, 2008, the Period from June 18, 2007 (Inception) to December 31, 2007 and the Period from June 18, 2007 (Inception) to December 31, 2008	F-7
Notes to Financial Statements	F-8
HUGHES Telematics, Inc. Financial Statements
Report of Independent Registered Public Accounting Firm	F-16
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-17
Consolidated Statements of Operations for the Years Ended December 31, 2008 and 2007 and the Period from January 9, 2006 (Inception) to December 31, 2006	F-18
Consolidated Statements of Cash Flows for the Years Ended December 31, 2008 and 2007 and the Period from January 9, 2006 (Inception) to December 31, 2006	F-19
Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the Years Ended December 31, 2008 and 2007 and the Period from January 9, 2006 (Inception) to December 31, 2006	F-20
Notes to Consolidated Financial Statements	F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Polaris Acquisition Corp.

We have audited the accompanying balance sheet of Polaris Acquisition Corp. (a corporation in the development stage) as of December 31, 2008, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and the amounts included in the cumulative columns in the statement of operations and cash flows for the period from June 18, 2007 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Polaris Acquisition Corp. as of December 31, 2008 and the results of its operations and its cash flows for the year then ended, and the amounts included in the cumulative columns in the statement of operations and cash flows for the period from June 18, 2007 (inception) to December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP

New York, New York
March 19, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Polaris Acquisition Corp.

We have audited the accompanying balance sheet of Polaris Acquisition Corp. (a corporation in the development stage) as of December 31, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the period from June 18, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Polaris Acquisition Corp. as of December 31, 2007 and the results of its operations and its cash flows for the period from June 18, 2007 (inception) to December 31, 2007, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming Polaris Acquisition Corp. will continue as a going concern. The Company has a net loss, working capital deficiency, and has no operations. This raises substantial doubt about the Company’s ability to continue as a going concern. As discussed in Note 2, the Company is in the process of raising capital through a Proposed Offering. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP

New York, New York
January 7, 2008

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

BALANCE SHEET

	December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash	$5,056	$12,801
Investments Held in Trust	150,796,461	—
Prepaid Expenses	64,723	—
Total Current Assets	150,866,240	12,801
Deferred Tax Asset	441,512	—
Deferred Offering Costs	—	175,802
Total Assets	$151,307,752	$188,603
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accrued Operating Expenses	$329,835	$—
Income Taxes Payable	217,046	—
Accrued Offering Costs	—	51,365
Due to Affiliate	—	12,911
Note Payable to Affiliate	—	100,000
Deferred Underwriting Fee	6,750,000	—
Total Liabilities	7,296,881	164,276
Common Stock, subject to possible conversion of 4,499,999 shares at conversion value	44,999,990	—
Commitments (Note 4)
Stockholders’ Equity
Preferred stock, $.0001 par value Authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $.0001 par value Authorized 55,000,000 shares; Issued and outstanding 18,750,000 shares (which includes 4,499,999 shares subject to possible conversion) and 5,175,000 shares	1,875	518
Additional Paid in Capital	98,403,826	24,482
Income/(Deficit) Accumulated During the Development Stage	605,180	(673)
Total Stockholders’ Equity	99,010,881	24,327
Total Liabilities and Stockholders’ Equity	$151,307,752	$188,603

See Notes to Financial Statements.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENT OF OPERATIONS

	Year Ended December 31, 2008	Period from June 18, 2007 (Inception) to December 31, 2007	Period from June 18, 2007 (Inception) to December 31, 2008
Formation Costs	$—	$1,062	$1,062
Trustee Fees	16,319	—	16,319
Administrative Fees	90,000	—	90,000
Professional Fees	177,519	—	177,519
Operating Costs	322,393	—	322,393
Due Diligence Costs	696,885	—	696,885
Delaware Franchise Taxes	113,430	—	113,430
Operating Expenses	(1,416,546)	(1,062)	(1,417,608)
Interest Income	2,558,161	389	2,558,550
Income (Loss) Before Provision For Income Taxes	1,141,615	(673)	1,140,942
Provision For Income Taxes	535,762	—	535,762
Net Income (Loss)	$605,853	$(673)	$605,180
Weighted average shares outstanding, basic and diluted	18,257,684	5,175,000	13,679,907
Basic and diluted net income per share	$0.03	$—	$0.04

See Notes to Financial Statements.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from June 18, 2007 (Inception) to December 31, 2008

	Common Stock		Additional Paid-in Capital	Income/(Deficit) Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount
Issuance of common stock to Founders on June 18, 2007 at approximately $0.005 per share	5,175,000	$518	$24,482	$—	$25,000
Net Loss	—	—	—	(673)	(673)
Balance at December 31, 2007	5,175,000	518	24,482	(673)	24,327
Contribution of shares to capital on January 11, 2008	(862,500)	(87)	87	—	—
Sale of 4,500,000 Private Placement Warrants at $1 per warrant	—	—	4,500,000	—	4,500,000
Sale of 15,000,000 units on January 17, 2008 at $10 per unit through public offering (net of underwriter’s discount and offering expenses) including 4,499,999 shares subject to possible conversion	15,000,000	1,500	138,879,191	—	138,880,691
Proceeds subject to possible conversion	—	—	(44,999,990)	—	(44,999,990)
Forfeited Founders shares on April 23, 2008	(562,500)	(56)	56	—	—
Net Income	—	—	—	605,853	605,853
Balance at December 31, 2008	18,750,000	$1,875	$98,403,826	$605,180	$99,010,881

See Notes to Financial Statements.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENT OF CASH FLOWS

	Year Ended December 31, 2008	Period from June 18, 2007 (Inception) to December 31, 2007	Period from June 18, 2007 (Inception) to December 31, 2008
Cash Flows from Operating Activities
Net Income (Loss)	$605,853	$(673)	$605,180
Adjustments to reconcile net income (loss) to net cash used in operating activities
Increase in accrued operating expenses	329,835	—	329,835
Increase in income taxes payables	217,046	—	217,046
Increase in prepaid expenses	(64,723)	—	(64,723)
Interest earned on trust	(2,555,818)	—	(2,555,818)
Increase in deferred tax asset	(441,512)	—	(441,512)
Net Cash Used in Operating Activities	(1,909,319)	(673)	(1,909,992)
Cash Flows from Investing Activities
Investments placed in trust	(150,000,000)	—	(150,000,000)
Disbursements from trust	1,759,357	—	1,759,357
Net Cash Used in Investing Activities	(148,240,643)	—	(148,240,643)
Cash Flows from Financing Activities
Proceeds from sale of units to public	150,000,000	—	150,000,000
Proceeds from private placement of warrants	4,500,000	—	4,500,000
Proceeds from sale of units to Founders	—	25,000	25,000
Proceeds from notes payable to affiliates	—	100,000	100,000
Payment of notes payable to affiliates	(100,000)	—	(100,000)
Proceeds from due to affiliates	—	12,911	12,911
Payment of due to affiliates	(12,911)	—	(12,911)
Payment of offering costs	(4,244,872)	(124,437)	(4,369,309)
Net Cash Provided by Financing Activities	150,142,217	13,474	150,155,691
Net Increase(Decrease) in Cash	(7,745)	12,801	5,056
Cash at Beginning of Period	12,801	—	—
Cash at End of Period	$5,056	$12,801	$5,056
Supplemental Disclosure of Noncash Financing Activities
Accrual of deferred offering costs	$—	$51,365	$—
Accrual of deferred underwriting fee	$6,750,000	$—	$6,750,000

See Notes to Financial Statements.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization and Significant Accounting Policies

Polaris Acquisition Corp. (the “Company”) was incorporated in Delaware on June 18, 2007 for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with an operating business.

The registration statement for the Company’s Offering (as described in Note 2) was declared effective on January 14, 2008. The Company consummated the Offering on January 17, 2008, and received gross proceeds of approximately $154,500,000, including $4,500,000 of proceeds from the private placement (“the Private Placement”) sale of 4,500,000 sponsors’ warrants to certain affiliates of the Company. The net proceeds were approximately $143,381,000.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business (“Business Combination”). There is no assurance that the Company will be able to successfully effect a Business Combination. See Note 4 for the Company’s current merger plan. Upon the closing of the Offering and Private Placement, $150,000,000, including $6,750,000 of the underwriters’ discounts and commissions (as described in Note 2), is being held in a trust account (“Trust Account”) and may be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination and (ii) liquidation of the Company.

The Placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, providers of financing, prospect target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or that such agreements, if executed, will insure that no claims are filed against the Trust. Two of the Company’s affiliates have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors, providers of financing, service providers or other entities that are owed money by the Company for services rendered to or contracted for or products sold to the Company. There can be no assurance that they will be able to satisfy those obligations. The net proceeds not held in the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Additionally, up to an aggregate of $1,800,000 of interest earned on the Trust Account balance may be released to the Company to fund working capital requirements and additional funds may be released to fund tax obligations.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 30% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering (“Founders”), have agreed to vote their founding shares of common stock in accordance with the vote of the majority of the shares voted by all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization and Significant Accounting Policies  – (continued)

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 4,499,999 shares sold in the Offering may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares of common stock held by the Founders prior to the consummation of the Offering. Accordingly, a portion of the net proceeds from the Offering (29.99% of the amount held in Trust Fund, including the deferred portion of the underwriters’ discount and commission) has been classified as common stock subject to possible conversion on the accompanying December 31, 2008 balance sheet.

The Company’s Certificate of Incorporation provides that the Company will continue in existence only until 24 months from the Effective Date of the Offering. If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will dissolve and liquidate for the purposes of winding up its affairs. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Offering discussed in Note 2).

Concentration of Credit Risk

The Company maintains cash in a bank deposit account which, at times, exceeds federally insured (FDIC) limits. The Company has not experienced any losses on this account.

Income Taxes

Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits, if any, will be classified as additional income taxes in the statement of operations.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization and Significant Accounting Policies  – (continued)

Income per Common Share

Income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The effect of the 15,000,000 outstanding warrants issued in connection with the Offering and the 4,500,000 outstanding warrants issued in connection with the Private Placement has not been considered in diluted income per share calculations since the warrants cannot be exercised until the later of the Company’s initial business combination or January 11, 2009.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107 “Disclosures about Fair Value of Financial Instrument,” approximate their carrying amounts presented in the balance sheet at December 31, 2008.

The Company accounts for derivative instruments, if any, in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended (“SFAS 133”), which establishes accounting and reporting standards of derivative instruments.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material effect on the Company’s financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160. Noncontrolling Interests in Consolidated Financial Statements (FAS 160). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization and Significant Accounting Policies  – (continued)

In June 2008, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. It is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, which is our first quarter of 2009. Any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The Company is currently evaluating the impact that adoption of EITF 07-5 will have on its financial statements.

In September 2006 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which permits a one-year deferral for the implementation of SFAS No. 157 with regard to nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted SFAS No. 157 for the fiscal year beginning January 1, 2008, except for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application is permitted until our fiscal year beginning January 1, 2009. The adoption of the remaining provisions of SFAS No. 157 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

The Company does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 2. Initial Public Offering

On January 17, 2008 the Company sold 15,000,000 units (“Units”) in the Offering at a price of $10 per Unit. Each Unit consists of one share of the Company’s common stock and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $7.00 commencing at the later of the completion of a Business Combination and January 11, 2009, and expiring on January 10, 2012, four years from the effective date of the Offering. The Company may redeem all of the Warrants, at a price of $.01 per Warrant upon 30 days’ notice while the Warrants are exercisable, only in the event that the last sale price of the Company’s common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants to be sold and issued in the Offering, the Company is required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants.

The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective. Additionally, in the event that a registration statement is not effective, the Warrant holders shall not be entitled to exercise their Warrants and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

The Company entered into an agreement with the underwriters of the Offering (the “Underwriting Agreement”). The Underwriting Agreement requires the Company to pay 2.5% of the gross proceeds of the Offering as an underwriting discount plus an additional 4.5% of the gross proceeds of the Offering only upon consummation of a Business Combination. The Company paid an underwriting discount of 2.5% of the gross

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 2. Initial Public Offering  – (continued)

proceeds of the Offering ($3,750,000) in connection with the consummation of the Offering and has placed 4.5% of the gross proceeds of the Offering ($6,750,000) in the Trust Account. The Company did not have to pay any discount related to the Sponsors’ Warrants sold on a private basis. The underwriters have waived their right to receive payment of the 4.5% of the gross proceeds for the Offering upon the Company’s liquidation if the Company is unable to complete a Business Combination.

Pursuant to purchase agreements, certain of the Initial Stockholders have purchased from the Company, in the aggregate, 4,500,000 warrants for $4,500,000 (the Sponsors’ Warrants). The purchase and issuance of the Sponsors’ Warrants occurred simultaneously with the consummation of the Offering on a private placement basis. All of the proceeds the Company received from these purchases were placed in the Trust Account. The Sponsors’ Warrants are identical to the Warrants included in the Units being offered in the Offering except that if the Company calls the warrants for redemption, the Sponsors’ Warrants will be exercisable on a cashless basis so long as such warrants are held by the initial purchasers or their affiliates. The Sponsors’ Warrants may not be sold or transferred until 45 days after the consummation of a Business Combination. The purchase price of the Sponsors’ Warrants has been determined to be the fair value of such warrants as of the purchase date.

Note 3. Note Payable to Affiliate and Related Party Transactions

The Company issued an aggregate $100,000 unsecured promissory note to an affiliated company on July 12, 2007. The note was non-interest bearing and was payable on the earlier of the consummation of the Offering by the Company or July 12, 2008. The note was repaid from the net proceeds of the Offering.

An affiliated company advanced $12,911. No formal repayment arrangement was in place and no interest was due on the advance. The advance was repaid.

The Company has entered into an administrative service agreement with an affiliated company as more fully described in Note 4 below.

Trivergance Business Resources (“TBR”), an affiliate of certain of the Company’s Founders, entered into a Services Agreement & Statement of Work with HUGHES Telematics, Inc. (“HTI”) on September 26, 2008. Pursuant to this agreement, TBR began providing a marketing assessment and other research for HTI to aid in creating a marketing and retention platform. HTI has agreed to pay TBR fees of $362,500 through December 31, 2008 (toward which HTI has paid $150,000 on account), plus reasonable and customary travel expenses and certain other expenses incurred in connection with the engagement.

In connection with a $50 million private placement completed by HTI on March 12, 2009, Trivergance, LLC, an affiliate of certain of the Company's Founders, received from HTI compensation of approximately $1.3 million in cash and warrants to purchase 5,153 shares of HTI common stock at an exercise price of $10.19.

Note 4. Commitments

Plan of Merger

On June 13, 2008, the Company entered into an Agreement and Plan of Merger pursuant to which it has agreed to merge (the “Merger”) with HUGHES Telematics, Inc. (“HTI”). The Company and HTI amended and restated that agreement on November 10, 2008 and again on March 12, 2009 (such agreement, as amended and restated, the “Merger Agreement”).

The Merger Agreement specifies that at the closing of the Merger, all the outstanding shares of HTI common stock shall be converted into the right to receive, in the aggregate, approximately 20 million shares of Polaris common stock. In addition, holders of Polaris common stock shall be entitled to receive an aggregate of approximately 59 million “earnout” shares of Polaris common stock, in three tranches, which will be

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 4. Commitments  – (continued)

issued into escrow at the closing of the Merger and released to HTI shareholders upon the achievement of certain share price targets over the five-year period following closing. Outstanding options exercisable for shares of HTI common stock will roll over in the Merger to become options exercisable for shares of Polaris common stock. In connection with the Merger Agreement the company will amend and restate its certificate of incorporation to increase the number of authorized shares of common stock to 155,000,000 and the number of authorized shares of preferred stock to 10,000,000.

The Merger Agreement also requires that the Founders deposit 1.25 million shares of their Polaris common stock into an escrow, to be released upon the achievement of the first stock price target between the first and fifth anniversaries of closing.

The number of shares of Polaris common stock received by HTI shareholders at the closing is subject to increase for a cash shortfall in the trust account of Polaris below an agreed upon amount.

The obligations of HTI and Polaris to complete the Merger are subject to the satisfaction or waiver by the other party at or prior to the closing date of various customary conditions, including (i) the receipt of all required regulatory approvals and consents, (ii) the approval of the Merger by Polaris’ stockholders, (iii) subject to certain exceptions and materiality thresholds, the accuracy of the representations and warranties of the other party and (iv) compliance of the other party with its covenants, subject to specified materiality thresholds.

Other Commitments

The Company has agreed to pay up to $7,500 a month in total for office space and general and administrative services to an affiliated company. Services will commence on the effective date of the offering and will terminate upon the earlier of (i) the completion of the Business Combination, or (ii) the Company’s liquidation. The Company has incurred $90,000 related to this agreement which is included in Administrative Fees.

Pursuant to letter agreements which the Founders have entered into with the Company and the underwriters, the Founders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

The Company currently expects to pay legal fees in the range of $2,250,000 upon the successful completion of the Merger. In the event the Merger is not consummated, the Company expects to pay a substantially lower amount.

Note 5. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with the Common Stock on a Business Combination.

Note 6. Common Stock

On June 18, 2007, 4,312,500 shares of common stock were issued to nine (9) stockholders (initial stockholders). Such shares were purchased at an average purchase price of approximately $0.006 per share. Effective November 8, 2007, the Company’s Board of Directors authorized a stock dividend of 0.2 share of common stock for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect this transaction. In January, 2008, the initial stockholders contributed an aggregate of 862,500 shares back to capital. The over-allotment option was not exercised and the initial stockholders forfeited 562,500 shares on April 23, 2008 to maintain a 20% ownership of the common shares after the offering.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 7. Income Taxes

The provision for income taxes for the year ended December 31, 2008 consists of the following:

Current:
Federal	$757,248
State	220,026
Total Current	977,274
Deferred:
Federal	(441,512)
State	—
Total Deferred	(441,512)
$535,762

As of December 31, 2008, the tax effect of temporary differences that give rise to the net deferred tax asset is as follows:

Expense deferred for income tax purposes	$520,236
Valuation allowance	(78,724)
$441,512

The Company has recorded a valuation allowance against the state deferred tax asset since it cannot determine realizability for tax purposes and therefore cannot conclude that the deferred tax asset is more likely than not recoverable at this time.

A reconciliation of income taxes at the statutory federal income tax rate to net income taxes included in the accompanying statements of operations for the year ended December 31, 2008 is as follows:

Statutory U.S. federal rate	34.00%
State income taxes, net of federal effect	5.96%
Valuation allowance	6.97%
Effective Tax Rate	46.93%

The Company paid $760,228 in cash payments related to income taxes during the year ended December 31, 2008.

Note 8. Fair Value of Financial Instruments

Effective January 1, 2008 the Company adopted Statement No. 157, Fair Value Measurements. Statement No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. Statement No. 157 requires new disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:  Quoted market prices in active markets for identical assets or liabilities.

Level 2:  Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3:  Unobservable inputs that are not corroborated by market data.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 8. Fair Value of Financial Instruments  – (continued)

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to Statement No. 157. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy.

	Total	Level 1	Level 2	Level 3
Investments Held in Trust	$150,796,461	$150,796,461	$—	$—
Total Assets Held in Trust	$150,796,461	$150,796,461	$—	$—

The Company’s investments held in trust include money market securities that are considered to be highly liquid and easily tradable. These securities are valued using inputs observable in active markets for identical securities and therefore are classified as level 1 within the fair value hierarchy.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
HUGHES Telematics, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows present fairly, in all material respects, the financial position of HUGHES Telematics, Inc. and its subsidiaries at December 31, 2008 and 2007 and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 (Inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, in 2007 the Company adopted a new accounting standard that required it to change the manner in which it accounts for uncertain tax positions.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA
March 16, 2009

HUGHES TELEMATICS, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$17,837	$22,017
Restricted cash	5,333	—
Accounts receivable, net of allowance of $689 and $696, respectively	5,697	3,911
Inventories	2,014	2,758
Prepaid expenses	967	387
Deferred income taxes	116	412
Other current assets	974	45
Total current assets	32,938	29,530
Restricted cash	3,750	997
Property and equipment, net	21,341	3,884
Capitalized software	16,749	3,412
Intangible assets, net	16,419	19,833
Goodwill	5,169	5,169
Debt issuance costs	6,086	—
Other assets	6,530	107
Total assets	$108,982	$62,932
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,158	$7,959
Accrued liabilities	6,237	4,191
Deferred revenue	480	449
Current portion of capital lease obligations	1,738	—
Series B Redeemable Preferred Stock (Note 10)	—	5,000
Other current liabilities	361	767
Total current liabilities	24,974	18,366
Series A Redeemable Preferred Stock (Note 10)	62,092	57,017
Long-term debt	66,596	—
Capital lease obligations	5,593	—
Deferred income taxes	116	412
Other liabilities	281	—
Total liabilities	159,652	75,795
Commitments and contingencies (Note 12)
Stockholders’ deficit:
Preferred stock, $0.01 par value. Authorized 100,000 shares	—	—
Common stock, $0.01 par value. Authorized 1,500,000 shares; issued and outstanding 373,680 shares at December 31, 2008 and 2007	4	4
Additional paid-in capital	42,962	23,302
Accumulated deficit	(93,636)	(36,169)
Total stockholders’ deficit	(50,670)	(12,863)
Total liabilities and stockholders’ deficit	$108,982	$62,932

The accompanying notes are an integral part of these consolidated financial statements.

HUGHES TELEMATICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
Revenues:
Hardware	$13,642	$11,009	$5,050
Services	16,618	9,343	1,863
Total revenues	30,260	20,352	6,913
Costs and expenses:
Cost of hardware sold	9,585	7,767	3,275
Cost of services	6,009	4,102	1,251
Research and development	33,626	23,540	3,129
Sales and marketing	7,622	5,712	1,257
General and administrative	21,076	12,808	4,137
Total costs and expenses	77,918	53,929	13,049
Loss from operations	(47,658)	(33,577)	(6,136)
Interest income	868	853	441
Interest expense	(10,820)	(1,811)	(409)
Other income	143	—	—
Loss before income taxes	(57,467)	(34,535)	(6,104)
Income tax benefit	—	2,202	2,268
Net loss	$(57,467)	$(32,333)	$(3,836)
Basic and diluted loss per share	$(153.79)	$(86.74)	$(11.57)
Basic and diluted weighted average common shares outstanding	373,680	372,768	331,688

The accompanying notes are an integral part of these consolidated financial statements.

HUGHES TELEMATICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
Cash flows from operating activities:
Net loss	$(57,467)	$(32,333)	$(3,836)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,911	4,454	1,525
Interest expense on Series A Redeemable Preferred Stock	2,561	1,811	409
Interest expense on long-term debt and capital leases	5,863	—	—
Amortization of debt issuance costs and discounts on long-term debt	2,396	—	—
Share-based compensation expense	448	53	1
Deferred income taxes	—	(2,202)	(2,268)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	(1,785)	(153)	(1,876)
Inventories	744	(1,981)	190
Prepaid expenses and other assets	(6,705)	65	(246)
Accounts payable and accrued and other liabilities	8,886	6,787	2,801
Deferred revenue	31	(63)	512
Net cash used in operating activities	(39,117)	(23,562)	(2,788)
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	—	(23,094)
Purchases of short-term investments	—	—	(1,800)
Maturities of short-term investments	—	1,800	—
Purchases of property and equipment	(11,410)	(3,497)	(1,083)
Increase in capitalized software	(12,237)	(3,412)	—
Increase in restricted cash	(8,086)	—	(997)
Net cash used in investing activities	(31,733)	(5,109)	(26,974)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	76,000	—	—
Repayment of capital lease obligations	(1,045)	—	—
Payments of debt issuance costs	(3,285)	—	—
Proceeds from issuance of Series A Redeemable Preferred Stock and warrants	—	35,000	40,000
Proceeds from issuance of Series B Redeemable Preferred Stock	—	—	5,000
Redemption of Series B Redeemable Preferred Stock	(5,000)	—	—
Proceeds from exercise of stock options	—	100	—
Proceeds from issuance of common stock	—	—	350
Net cash provided by financing activities	66,670	35,100	45,350
Net (decrease) increase in cash and cash equivalents	(4,180)	6,429	15,588
Cash and cash equivalents, beginning of period	22,017	15,588	—
Cash and cash equivalents, end of period	$17,837	$22,017	$15,588
Supplemental noncash disclosure:
Property and equipment acquired by capital lease obligations	$8,026	—	—

The accompanying notes are an integral part of these consolidated financial statements.

HUGHES TELEMATICS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, January 9, 2006 (inception)	—	$—	$—	$—	$—
Initial capitalization	300,000	3	347	—	350
Issuance of common stock to executive officers	12,000	—	—	—	—
Issuance of common stock to acquire assets of SecureTnet International, LLC	60,680	1	2,597	—	2,598
Issuance of Series A Redeemable Preferred Stock and warrant	—	—	5,137	—	5,137
Share-based compensation expense	—	—	1	—	1
Net loss	—	—	—	(3,836)	(3,836)
Balance, December 31, 2006	372,680	4	8,082	(3,836)	4,250
Issuance of common in connection with the exercise of stock options	1,000	—	100	—	100
Issuance of Series A Redeemable Preferred Stock and warrants	—	—	15,067	—	15,067
Share-based compensation expense	—	—	53	—	53
Net loss	—	—	—	(32,333)	(32,333)
Balance, December 31, 2007	373,680	4	23,302	(36,169)	(12,863)
Issuance of warrants in connection with senior secured term indebtedness	—	—	12,103	—	12,103
Issuance of warrants as debt issuance cost	—	—	3,580	—	3,580
Deemed capital contribution from a related party (Note 11)	—	—	5,778	—	5,778
Extension of mandatory redemption date of Series A Redeemable Preferred Stock	—	—	(2,249)	—	(2,249)
Share-based compensation expense	—	—	448	—	448
Net loss	—	—	—	(57,467)	(57,467)
Balance, December 31, 2008	373,680	$4	$42,962	$(93,636)	$(50,670)

The accompanying notes are an integral part of these consolidated financial statements.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization, Basis of Presentation and Business

HUGHES Telematics, Inc. (the “Company”) is developing an embedded, end-to-end telematics solution which is being marketed to automakers. The Company’s technology allows for two-way communications with a vehicle which supports numerous applications including safety and security services, remote vehicle diagnostics, remote emissions monitoring and other location-based services. Following the acquisition of Networkcar, Inc., now known as Networkfleet, Inc. (“Networkfleet”), on August 1, 2006, the Company also provides an aftermarket wireless fleet management solution targeted to the local fleet market.

The Company was incorporated under the General Corporation Law of the State of Delaware on January 9, 2006. On July 21, 2006, the Company filed an Amended and Restated Certificate of Incorporation that increased its authorized shares to 1,100,000 shares, consisting of 1,000,000 shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, par value $0.01 per share. On July 28, 2006, the Company filed an Amendment to the Amended and Restated Certificate of Incorporation that effected a 3,000 for one stock split of its common stock. All common stock share amounts in these consolidated financial statements reflect such stock split. On July 19, 2007, the Company filed an Amendment to the Amended and Restated Certificate of Incorporation that increased its authorized shares to 1,600,000 shares, consisting of 1,500,000 shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, par value $0.01 per share.

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiary Networkfleet following the acquisition of Networkfleet. All intercompany balances and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to current presentation.

During the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 to December 31, 2006, the Company incurred a net loss of approximately $57.5 million, $32.3 million and $3.8 million, respectively, and used cash in operations of approximately $39.1 million, $23.6 million and $2.8 million, respectively. As of December 31, 2008, the Company had cash and cash equivalents of approximately $17.8 million and an accumulated deficit of approximately $93.6 million. Management believes that the cash on hand, the cash proceeds received in connection with the sale of the Company’s Series B Convertible Preferred Stock (the “New Series B Preferred Stock”) on March 12, 2009, and a combination of any of the cash to be received in connection with the merger with Polaris Acquisition Corp. (“Polaris”) (see Note 2); future potential financing from affiliates of Apollo Advisors V, L.P. (“Apollo”); and other financing transactions being pursued will allow the Company to continue operations beyond December 31, 2009. There is no assurance that the Company will be successful in obtaining additional financing to fund its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2) Merger Agreement with Polaris Acquisition Corp.

On June 13, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which it agreed to merge (the “Merger”) with Polaris. The Merger Agreement was amended and restated on November 10, 2008 (the “Amended Merger Agreement”). At the closing of the Merger, all the outstanding shares of the Company’s common stock shall be exchanged for the right to receive, in the aggregate, approximately 15,000,000 shares of Polaris common stock. In addition, holders of the Company’s common stock shall be entitled to receive an aggregate of approximately 59,000,000 additional shares of the Polaris common stock, in three tranches, which will be issued into escrow at the closing of the Merger and released to the Company’s shareholders upon the achievement of certain share price targets over the five-year period following closing. Outstanding options exercisable for shares of the Company’s common stock will be exchanged in the Merger for options to purchase shares of Polaris common stock. Pursuant to the Amended Merger Agreement, the Polaris founders agreed to deposit an aggregate of 1,250,000 shares of their Polaris common stock into escrow at closing. Such shares of Polaris common stock will be released upon the achievement of the first share price target between the first and fifth anniversary of closing.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Merger Agreement with Polaris Acquisition Corp.  – (continued)

Upon consummation of the Merger and assuming no Polaris stockholders exercise their right to convert their common stock into a pro rata share of the Polaris trust account, then the Company will have access to approximately $140.0 million of the cash and cash equivalents currently held in the Polaris trust account. If the maximum number of Polaris stockholders exercise their conversion right, the Company will have access to approximately $95.0 million of the cash and cash equivalents currently held in the Polaris trust account. The number of shares of Polaris common stock received by the Company’s stockholders at the closing of the Merger will be subject to possible adjustments, including the issuance of additional shares of Polaris common stock for the value of equity raised by the Company prior to the closing of the Merger, if any, and for a shortfall in the net working capital of Polaris below $138.0 million at the closing of the Merger.

Pursuant to the Amended Merger Agreement, the Company and its stockholders, including Communications Investors LLC (“Communications LLC”), an affiliate of Apollo, agreed to reorganize the capital structure of the Company so that, immediately prior to the consummation of the Merger, the only outstanding equity securities of the Company, other than the warrants issued in connection with the Company’s Credit Agreement (which will be exercised in connection with the Merger) and stock options, would be common stock.

The obligations of the Company and Polaris to complete the Merger are subject to the satisfaction or waiver by the other party, at or prior to the closing date, of various customary conditions, including (i) the receipt of all required regulatory approvals and consents, (ii) the approval of the Merger by Polaris’ stockholders, (iii) subject to certain exceptions and materiality thresholds, the accuracy of the representations and warranties of the other party and (iv) compliance of the other party with its covenants, subject to specified materiality thresholds.

(3) Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company considers all debt securities with maturities of more than three months but less than one year as short-term investments and classifies investments in such short-term debt securities as held to maturity. The cost of these securities is adjusted for amortization of premiums and accretion of discounts to maturity over the contractual life of the security.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists primarily of trade receivables from customers and are generally due within 30 days of the invoice date. The Company estimates uncollectible accounts receivable based on specific troubled accounts or other currently available evidence. The specific allowances are re-evaluated and adjusted as additional information regarding collectability is received. After all reasonable attempts to collect the receivable have been exhausted, the account is written off against the allowance.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market. The Company periodically assesses the market value of its inventory, based on sales trends and forecasts and technological changes, and records a charge to current-period income when such factors indicate that a reduction in net realizable value has occurred.

Restricted Cash

To secure certain lease obligations, the Company must maintain letters of credit in an aggregate amount of approximately $3.8 million. The agreements governing the letters of credit require the Company to maintain restricted cash accounts which hold collateral equal to no less than the aggregate face amount of the outstanding letters of credit. As of December 31, 2008 and 2007, the Company had approximately $3.8 million and $1.0 million, respectively, in the restricted cash accounts.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Summary of Significant Accounting Policies  – (continued)

Pursuant to a Credit Agreement (see Note 8), the Company is required to maintain an escrow account for the benefit of the lenders of the senior secured term indebtedness. Following the initial issuance of senior secured term indebtedness in March 2008, the Company was required to maintain a balance in the escrow account of no less than 25% of the outstanding principal balance of the senior secured term indebtedness. The 25% coverage was to be reduced on a pro rata basis over the next $67.5 million of debt or equity capital raised by the Company after March 2008. If a balance remains in the escrow account on March 31, 2009, the Company will be required to make an offer to prepay outstanding term indebtedness with an aggregate principal amount equal to such remaining balance. As of December 31, 2008, the amount held in the escrow account was approximately $5.3 million. As the Company raises an additional $24.0 million of debt or equity financing, the remaining amount held in the escrow account will be released on a pro rata basis. As a result of the sale of New Series B Preferred Stock on March 12, 2009 (see Note 14), the remaining approximately $5.3 million was released from the escrow account.

Restricted cash balances which are expected to be restricted for more than one year have been classified as non-current assets on the accompanying consolidated balance sheets.

Property and Equipment

Property and equipment are recorded at original acquisition cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the term of the lease or the estimated useful life of the improvement, whichever is shorter. Repair and maintenance costs are expensed as incurred.

Capitalized Software

Software development costs are capitalized in accordance with the AICPA’s Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the software’s estimated useful life. Costs capitalized include direct labor, outside services, materials, software licenses and capitalized interest. For the years ended December 31, 2008 and 2007, the Company capitalized $13.3 million and $3.4 million, respectively, of software development costs. Amortization will begin when the software is ready for its intended use and will be recognized over the expected useful life of the software, but not to exceed five years.

Goodwill and Intangibles

The Company records goodwill when consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and identifiable intangible assets acquired. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill and identified intangible assets with an indefinite life are not amortized but are tested for impairment at least annually or whenever changes in circumstances indicate that the carrying value may not be recoverable. The Company performs its annual goodwill impairment analysis as of December 31 of each year. The annual impairment analysis as of December 31, 2008 indicated that there was no goodwill impairment for the year ended December 31, 2008. The Company amortizes the identified intangible assets with a finite life over their respective useful lives on a straight-line basis, which approximates the projected utility of such assets based on the available information.

Impairment of Long-Lived Assets

Long-lived assets and identifiable intangibles with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Summary of Significant Accounting Policies  – (continued)

undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

Debt Issuance Costs

Costs associated with the issuance of debt are deferred and amortized to interest expense, using the effective interest method, over the term of the respective debt.

Revenue Recognition

The Company earns revenue through the sale of Networkfleet’s products and services. Hardware sales consist principally of revenues from the sale of Networkfleet’s telematics device, primarily to resellers. Shipping and handling costs for hardware shipped to resellers are classified as cost of hardware sold. Networkfleet’s customers enter into a service contract which generally has a 12-month initial term which automatically renews for successive one-month periods thereafter. The Company has determined that the sale of Networkfleet’s hardware and its services constitutes a revenue arrangement with multiple deliverables in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Element Deliverables. The Company accounts for the sale of hardware and the accompanying service as separate units of accounting. Revenue is recognized on sales of hardware when shipped to resellers or other customers and collection is considered probable. Consideration received for the monitoring and tracking services are recognized as service revenue when earned. Prepaid service fees are recorded as deferred revenue and are recognized as revenue when earned.

The Company has a long-term contract with each of two automakers pursuant to which the automakers have agreed to install telematics devices in their vehicles and permit the Company to exclusively provide telematics services to their new customers. Those contracts also require the Company to pay each automaker for certain non-recurring costs associated with the initiation of telematics services (see Note 12). In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), amounts paid under these agreements will be capitalized and recognized as a reduction of revenue over the term of the respective agreement.

Research and Development

The Company incurs research and development costs in the course of developing its products and services. Such costs are expensed as incurred.

Share-Based Compensation

The Company records expense for share-based compensation awards based on the fair value recognition provisions contained in SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”). The fair value of stock option awards is determined using an option pricing model that is based on established principles of financial economic theory. Assumptions regarding volatility, expected term, dividend yield and risk-free rate are required for valuation of stock option awards (see Note 10).

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Summary of Significant Accounting Policies  – (continued)

In assessing the need to record a valuation allowance against the Company’s deferred tax assets, management considers, based upon all available evidence, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the Company’s early stage and its operating losses, there is uncertainty with respect to whether the Company will ultimately realize its deferred tax assets. Accordingly, as of December 31, 2008 and 2007, the Company recorded a full valuation allowance against its net deferred tax asset.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). The adoption of FIN 48 did not result in an increase or decrease to the Company’s accrual for uncertain tax positions and no adjustment was recorded to retained earnings upon adoption.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. The Company’s comprehensive loss for years ended December 31, 2008 and 2007 and for the period from January 9, 2006 to December 31, 2006 equaled the Company’s net loss.

Loss Per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution from the exercise or conversion of securities into common stock. The potential dilutive effect of outstanding stock options and warrants is calculated using the “treasury stock” method.

During all periods presented, the Company had potential common shares, including shares issuable upon the exercise of outstanding stock options and warrants, which could potentially dilute basic loss per share in the future, but were excluded in the computation of diluted loss per share in such periods, as their effect would have been antidilutive. Potential common shares issuable upon the exercise of outstanding stock options and warrants but excluded from the calculation of diluted loss per share were 685,909 shares, 582,570 shares and 206,900 shares for the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 to December 31, 2006, respectively.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles requires the use of management estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments include cash, cash equivalents, accounts receivable, accounts payable, letters of credit, the Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) and long-term debt. The Company discloses the estimated fair values for all financial instruments for which it is practicable to estimate fair value. As of December 31, 2008 and 2007, the fair value of these instruments, other than the Series A Preferred Stock and long-term debt, approximates book value due to their short-term duration.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. Although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with various high credit quality financial institutions.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Summary of Significant Accounting Policies  – (continued)

The Company generates revenues principally from customers located in the United States. For the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 to December 31, 2006, one, one and two customers, respectively, individually accounted for more than 10% of the Company’s revenues. Combined, these customers accounted for approximately $3.6 million and $2.1 million of total revenues for the years ended December 31, 2008 and 2007, respectively, and $1.7 million of total revenues for the period from January 9, 2006 to December 31, 2006.

The Company’s significant customers, as measured by percentage of total revenues, were as follows:

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
Customer A	11.8%	10.3%	—
Customer B	—	—	13.4%
Customer C	—	—	11.7%

As of December 31, 2008 and 2007, three and two customers, respectively, individually accounted for over 10% of the Company’s total accounts receivable balance. Combined, these customers accounted for $3.0 million of the Company’s total accounts receivable balance as of December 31, 2008 and $1.2 million of the Company’s total accounts receivable balance as of December 31, 2007.

The Company’s significant customers, as measured by percentage of total accounts receivable, were as follows:

	December 31,
	2008	2007
Customer A	18.6%	13.9%
Customer D	16.8%	12.0%
Customer E	10.8%	—

Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). This standard defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued Staff Position No. 157-2 (“FSP 157-2”) which delays the effective date of SFAS 157 by one year for all nonfinancial assets and nonfinancial liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Those assets and liabilities measured at fair value under SFAS 157 in the year ended December 31, 2008 did not have a material impact on the Company’s consolidated financial statements. In accordance with FSP 157-2, the Company will measure the remaining assets and liabilities no later than the three months ended March 31, 2009. The Company is evaluating the impact the adoption of FSP 157-2 may have on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS 159”). Under this standard, entities will be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS 159 was effective for the Company on January 1, 2008. The Company determined that the utilization of fair value reporting is not appropriate for the Company’s financial instruments for which fair value measurement is not required. Consequently, the adoption of SFAS 159 did not have a material impact on the Company’s financial position and results of operations.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Summary of Significant Accounting Policies  – (continued)

In November 2007, the EITF issued Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”). EITF 07-1 states that income statement classification of payments between parties in an arrangement should be based on a consideration of (a) the nature and terms of the arrangement, (b) the nature of the entities’ operations and (c) whether the parties’ payments are within the scope of other existing generally accepted accounting principles. EITF 07-1 was effective for the Company on January 1, 2008. The adoption of EITF 07-1 did not have a material impact on the Company’s financial position and results of operations.

In June 2008, the EITF issued Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-5”), which provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock. Under EITF 07-5, the Company first evaluates any contingent exercise provisions based on the guidance that was originally issued in EITF Issue No. 01-6, and second, evaluates the instruments’ settlement provisions. EITF 07-5 is effective for fiscal periods beginning after December 15, 2008. Based on a preliminary evaluation of the impact of the adoption of EITF 07-5, the Company has determined that the warrants issued in connection with the issuance of the Series A Preferred Stock and the warrants issued in connection with the issuance of the senior secured term indebtedness may contain provisions which, in accordance with EITF 07-5, would indicate that the warrants are not indexed to the Company’s stock. If the warrants are deemed not to be indexed to the Company’s stock, then upon the adoption of EITF 07-5, the Company will reclassify the warrants from equity to a liability and will record a gain or loss each period, beginning in the first quarter of 2009 and continuing through the date the warrants are exercised, to recognize the change in fair market value of these instruments. The Company continues to evaluate the impact the adoption of EITF 07-5 may have on its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which revised the guidance contained in SFAS No. 141, Business Combinations. Significant revisions include: (i) all transaction costs related to a business combination are to be expensed when incurred; (ii) certain contingent assets and liabilities purchased in a business combination are to be measured at fair value; (iii) contingent consideration (earn-out arrangements) paid in connection with a business combination are to be measured at fair value depending on the structure of the arrangements; and (iv) subsequent material adjustments made to the purchase price allocation will be recorded back to the acquisition date, which will cause revision of previously issued financial statements when reporting comparative period financial information in subsequent financial statements. SFAS 141(R) will be prospectively applied for business combinations that have an acquisition date on or after January 1, 2009. As of December 31, 2008, the Company has incurred approximately $0.9 million in transaction costs related to the merger with Polaris. Such costs are included in other current assets in the accompanying consolidated balance sheets and will be retrospectively expensed by adjusting beginning retained earnings in the period the Company adopts SFAS 141(R).

(4) Acquisition of Networkfleet

On August 1, 2006, the Company purchased all of the outstanding common stock of Networkfleet, a provider of hardware and services for remotely monitoring the performance and location of fleet vehicles, and certain intellectual property related to the provision of telematics services for approximately $24.7 million of cash, including approximately $0.3 million of legal and advisory fees incurred in connection with the transaction. The Company will pay up to an additional $3.2 million of cash if certain sales targets are achieved from 2009 to 2010. The acquisition of Networkfleet gave the Company immediate access to the growing fleet telematics market and provided the Company an intellectual property portfolio which consists of patents covering certain of the Company’s planned service offerings. The results of Networkfleet’s operations are included in the Company’s results of operations for the period beginning August 1, 2006.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Acquisition of Networkfleet  – (continued)

The acquisition of Networkfleet has been accounted for in accordance with SFAS No. 141, Business Combinations. The $24.7 million purchase price has been allocated to the acquired assets and liabilities based on their fair value. If the certain sales targets are achieved from 2009 to 2010 and the Company pays additional consideration, such amount will be recorded as an increase in goodwill. The following table presents the initial purchase price allocation:

August 1, 2006
(In Thousands)
Cash	$1,699
Accounts receivable	1,882
Inventories	967
Other current assets	358
Property and equipment	447
Intangible assets:
Intellectual property	11,400
Existing technology	6,700
Trade name	1,100
Distributor relationships	1,000
Goodwill	5,169
Total assets acquired	30,722
Accounts payable and accrued liabilities	671
Technology upgrade program	2,658
Deferred income taxes	2,682
Total liabilities acquired	6,011
Net assets acquired	$24,711

The following unaudited pro forma information is presented as if the Company had completed the acquisition of Networkfleet as of January 9, 2006. The pro forma information is not necessarily indicative of what the results of operations would have been had the acquisitions taken place at those dates or of the future results of operations.

January 9, 2006 (Inception) to December 31, 2006
(In Thousands, Except per Share Data)
Revenues	$12,774
Net loss	$(7,470)
Loss per share – basic and diluted	$(22.52)

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5) Supplemental Balance Sheet Information

Inventories

Inventories consisted of the following:

	December 31,
	2008	2007
	(In Thousands)
Raw material components	$1,202	$1,357
Finished goods	812	1,401
Total	$2,014	$2,758

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and consisted of the following:

	Estimated Useful Lives (Years)	December 31,
		2008	2007
		(In Thousands)
Computer equipment and software	3 to 5	$5,734	$3,705
Machinery and equipment	2 to 5	4,845	1,268
Furniture and fixtures	5 to 7	217	50
Leasehold improvements	1 to 2	149	4
Construction in process		14,036	—
		24,981	5,027
Less accumulated depreciation		(3,640)	(1,143)
Property and equipment, net		$21,341	$3,884

Construction in process consists primarily of software and systems infrastructure that is being developed to support the Company’s business and operations, but which is not yet ready for use.

Depreciation expense was approximately $2.5 million, $1.0 million and $0.1 million for the years ended December 31, 2008 and 2007 and the period from January 9, 2006 to December 31, 2006, respectively.

Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31,
	2008	2007
	(In Thousands)
Accrued non-inventory purchases	$2,921	$—
Accrued compensation and benefits	1,760	1,903
Technology upgrade program (see Note 12)	—	816
Accrued inventory purchases	236	713
Accrued professional and consulting fees	180	150
Accrued cost of service	157	—
Accrued marketing and promotion expenses	151	—
Other accrued expenses	832	609
	$6,237	$4,191

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Goodwill and Acquired Intangible Assets

On August 1, 2006, the Company acquired Networkfleet and recorded goodwill of approximately $5.2 million resulting from the allocation of the purchase price.

Intangible assets and the related accumulated amortization were as follows:

	Estimated Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
		(In Thousands)
As of December 31, 2008:
Intellectual property	5 to 15	$15,869	$(3,997)	$11,872
Existing technology	5	6,700	(3,238)	3,462
Trade name	5	1,100	(532)	568
Distributor relationships	5	1,000	(483)	517
Total		$24,669	$(8,250)	$16,419
As of December 31, 2007:
Intellectual property	5 to 15	$15,869	$(2,343)	$13,526
Existing technology	5	6,700	(1,898)	4,802
Trade name	5	1,100	(312)	788
Distributor relationships	5	1,000	(283)	717
Total		$24,669	$(4,836)	$19,833

Intellectual property consists of the patent portfolio acquired in connection with the purchase of Networkfleet (see Note 4) and “know-how” acquired in connection with the issuance of common stock to the shareholders of SecureTnet International, LLC (see Note 10). The existing technology, trade name and distributor relationships intangible assets were acquired in connection with the purchase of Networkfleet. Amortization of existing technology is included in the cost of hardware sold in the accompanying consolidated statements of operations. For the years ended December 31, 2008 and 2007 and the period from January 9, 2006 to December 31, 2006, amortization expense was approximately $3.4 million, $3.4 million and $1.4 million, respectively.

The estimated future amortization of intangible assets as of December 31, 2008 is as follows (in thousands):

Year Ending December 31:
2009	$3,414
2010	3,414
2011	2,308
2012	760
2013	760
Thereafter	5,763
Total	$16,419

(7) Income Taxes

The Company and its eligible subsidiaries file a consolidated Federal income tax return. For Federal income tax purposes, the Company has unused net operating loss (“NOL”) carryforwards of approximately $51.8 million expiring in 2021 through 2028 and unused tax credits of approximately $2.5 million expiring in 2021 through 2027. Due to the Company’s acquisition of Networkfleet, approximately $2.0 million of the NOL carryforwards are subject to an annual limitation in accordance with Internal Revenue Code Section 382.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Income Taxes  – (continued)

After 2010, all of Networkfleet’s NOL carryforwards and unused tax credits will be available to offset future taxable income of the Company and its subsidiaries unless subject to other limitation. The Company and Networkfleet also have NOL carryforwards available to offset future taxable income in certain states where income tax returns are filed. The amounts available vary by state due to apportionment of losses to each state, and the expiration of the state NOL carryforwards vary in accordance with applicable state laws.

For the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 to December 31, 2006, the Company’s loss before income taxes was approximately $57.5 million, $34.5 million and $6.1 million, respectively. The income tax benefit consists of the following:

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
	(In Thousands)
Current benefit:
Federal	$—	$—	$—
State	—	—	—
Total current benefit	—	—	—
Deferred benefit:
Federal	—	1,726	1,832
State	—	476	436
Total deferred benefit	—	2,202	2,268
Total income tax benefit	$—	$2,202	$2,268

The income tax benefit differs from the amount computed by applying the Federal statutory rate of 35% to the Company’s loss before income taxes as follows:

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
	(In Thousands)
Income tax benefit at Federal statutory rate	$20,114	$12,087	$2,136
State taxes, net of Federal benefit	2,725	1,630	284
Change in valuation allowance	(23,103)	(11,784)	—
Research tax credits	1,302	944	—
Interest expense on Series A Preferred Stock	(989)	(634)	(143)
Permanent differences and other	(49)	(41)	(9)
Total income tax benefit	$—	$2,202	$2,268

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Income Taxes  – (continued)

The tax effect of temporary differences that give rise to significant portions of the net deferred tax liability are as follows:

	December 31,
	2008	2007
	(In Thousands)
Deferred tax assets:
Net operating loss and credit carryforwards	$23,115	$9,243
Capitalized software	14,120	6,294
Accrued expenses	589	818
Allowance for bad debt	276	279
Inventory reserves and capitalization	227	227
Fixed assets	405	112
Other	303	132
Total gross deferred tax assets	39,035	17,105
Less: valuation allowance	(34,887)	(11,784)
Total deferred tax assets	4,148	5,321
Deferred tax liabilities:
Acquired intangible assets	4,148	5,321
Total deferred tax liabilities	4,148	5,321
Net deferred tax asset	$—	$—

In assessing the need to record a valuation allowance against the Company’s deferred tax assets, management considers, based upon all available evidence, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the Company’s early stage and its operating losses, there is uncertainty with respect to whether the Company will ultimately realize its deferred tax assets. Accordingly, as of December 31, 2008 and 2007, the Company recorded a full valuation allowance against its net deferred tax asset.

The adoption of FIN 48 did not result in an accrual for the year ended December 31, 2008 or 2007 for uncertain tax positions taken in current or prior years, settlements with the taxing authorities or a lapse of the applicable statute of limitations. There are no uncertain tax positions as of December 31, 2008 or 2007 that, if recognized, would significantly affect the effective tax rate, and there are no uncertain tax positions for which it is reasonably possible that the total amounts of the unrecognized tax benefits will significantly change in the next twelve months. The Company may be subject to examination by the U.S. federal and various state tax jurisdictions for the 2005, 2006, 2007 and 2008 tax years. Under the terms of the purchase agreement between the Company and the former parent company of Networkfleet, the former parent company agreed to indemnify the Company for any taxes imposed on Networkfleet for periods prior to August 1, 2006. The Company will include interest and penalties related to its tax contingencies in income tax expense. No interest or penalties have been recognized during the year ended December 31, 2008 or 2007.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) Long-Term Debt

The components of long-term debt were as follows:

	December 31,
	2008	2007
	(In Thousands)
Senior secured term indebtedness	$53,572	$—
Senior subordinated unsecured promissory note	13,024	—
Total long-term debt	$66,596	$—

Senior Secured Term Indebtedness

On March 31, 2008, the Company entered into a Credit Agreement pursuant to which it issued, for aggregate consideration of $20.0 million, senior secured term indebtedness with a principal amount of $20.0 million and warrants to purchase 25,870 shares of common stock at an exercise price of $0.01 per share. The Company deposited $5.0 million of the proceeds into an escrow account which will be released to the Company on a pro rata basis over the next $67.5 million of debt or equity capital raised by the Company. If a balance remains in the escrow account on March 31, 2009, the Company will be required to make an offer to prepay outstanding senior secured term indebtedness with an aggregate principal amount equal to such remaining balance.

As additional consideration for services provided by Morgan Stanley Senior Funding, Inc. (the “Lead Arranger”) in connection with the issuance and syndication of the term indebtedness, the Company (i) issued a warrant to an affiliate of the Lead Arranger to purchase 9,689 shares of common stock at an exercise price of $0.01 per share and (ii) agreed to issue the Lead Arranger or its designated affiliate additional warrants to purchase up to 9,689 shares of common stock at an exercise price of $0.01 per share on a pro rata basis in connection with the issuance of up to $40.0 million of incremental senior secured term indebtedness under the Credit Agreement.

On April 9, 2008, the Company entered into an Amended and Restated Credit Agreement pursuant to which it issued, for aggregate consideration of $20.0 million, additional senior secured term indebtedness with a principal amount of $20.0 million and warrants to purchase 26,447 shares of common stock at an exercise price of $0.01 per share. The Company deposited approximately $2.0 million of the proceeds into the escrow account, bringing the total amount held in the escrow account for the benefit of all senior secured note holders to approximately $7.0 million. Pursuant to the agreement with the Lead Arranger, the Company issued an additional warrant to purchase 4,845 shares of common stock at an exercise price of $0.01 per share.

On July 8, 2008, the Company entered into an Incremental Loan Commitment Agreement pursuant to which it issued, for aggregate consideration of $15.0 million, additional senior secured term indebtedness with a principal amount of $15.0 million and warrants to purchase 19,833 shares of common stock at an exercise price of $0.01 per share. As a result of this transaction, approximately $0.4 million was released from the escrow account, reducing the total amount held in the escrow account for the benefit of all senior secured note holders to approximately $6.6 million. Pursuant to the agreement with the Lead Arranger, the Company issued an additional warrant to purchase 3,633 shares of common stock at an exercise price of $0.01 per share.

On December 12, 2008, the Company entered into an Incremental Loan Commitment Agreement with Apollo Investment Fund V (PLASE), LP (“AIF V PLASE”), an affiliate of Apollo, pursuant to which it issued, for aggregate consideration of $5.0 million, additional senior secured term indebtedness with a principal amount of $5.0 million and warrants to purchase 6,611 shares of common stock at an exercise price of $0.01 per share. As a result of this transaction and the issuance of a senior subordinated unsecured promissory note on the same date, approximately $1.3 million was released from the escrow account, reducing the total amount held in the escrow account for the benefit of all senior secured note holders to approximately

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) Long-Term Debt  – (continued)

$5.3 million. Pursuant to the agreement with the Lead Arranger, the Company issued an additional warrant to purchase 1,211 shares of common stock at an exercise price of $0.01 per share.

The senior secured term indebtedness is guaranteed by all of the Company’s existing and future domestic subsidiaries and is secured by all of its tangible and intangible assets. At the election of the Company, the term indebtedness bears interest at (i) the Prime Lending Rate plus 10.00% or (ii) for Eurocurrency borrowings, 11.00% plus the greater of the London Interbank Offered Rate (“LIBOR”) or 3.00%. In accordance with an agreement between the Company and one of the senior secured note holders, the interest rate on term indebtedness with a principal amount of $5.0 million will have a fixed interest rate of 14.00% for the term of the debt. With respect to Eurocurrency borrowings, the Company may elect interest periods of one, two, three, or six months (or nine or twelve months if approved by each senior secured note holder), and interest is payable in arrears at the end of each interest period but, in any event, at least every three months. With respect to any interest period ending on or prior to March 31, 2010 and unless the Company elects at least three days prior to the beginning of any such interest period, the interest accrued on the term indebtedness will be paid in kind in arrears with such accrued interest being added to the outstanding principal balance of the term indebtedness. With respect to all interest periods ending after March 31, 2010, the accrued interest will be paid in cash in arrears. As of December 31, 2008, the Company had elected to convert all outstanding amounts of the term indebtedness to Prime Lending Rate borrowings which resulted in the term indebtedness bearing an interest rate of 13.25%.

The Amended and Restated Credit Agreement governing the term indebtedness requires the Company to comply with certain negative covenants which include limitations on the Company’s ability to incur additional debt; create liens; pay dividends or make other distributions; make loans and investments; sell assets; redeem or repurchase capital stock or subordinated debt; engage in specified transactions with affiliates; consolidate or merge with or into, or sell substantially all of its assets to, another person; and enter into new lines of business. The Company may incur indebtedness beyond the specific limits allowed under the Amended and Restated Credit Agreement, provided it maintains a leverage ratio of no greater than 5.0 to 1.0. Noncompliance with any of the covenants without cure or waiver would constitute an event of default. An event of default resulting from a breach of a covenant may result, at the option of the note holders, in an acceleration of the principal and interest outstanding. The Amended and Restated Credit Agreement also contains other events of default (subject to specified grace periods), including defaults based on the termination of the Company’s contract with an automaker, events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due.

The warrants issued in connection with the issuance of the term indebtedness are exercisable upon the earlier to occur of (i) the repayment of the term indebtedness, (ii) a change of control as defined in the warrant agreement, (iii) a transaction or event causing or allowing the holders to sell the shares of common stock issuable upon exercise of the warrants pursuant to the Co-Sale Agreement, dated March 31, 2008, as amended, by and among the Company, Communications LLC and the holders of the warrants. If not exercised prior to the earlier of (i) the date on which the Company becomes subject to the requirement to file reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, or (ii) March 31, 2013, the warrants will be automatically exercised on such date with no action required on the part of the holders (except the payment of the aggregate exercise price). In the event that the term indebtedness is prepaid in full prior to March 31, 2010, the number of shares for which each warrant is exercisable shall be reduced by 18.75%. As additional consideration for services provided by the Lead Arranger in connection with the issuance and syndication of the term indebtedness, the Company agreed to issue the Lead Arranger or its designated affiliate additional warrants to purchase a number of shares of common stock equal to the reduction in the number of shares of common stock issuable under the warrants held by Morgan Stanley Senior Funding, Inc. or its affiliates in the event the term indebtedness is prepaid in full by March 31, 2010. The number of shares for which each warrant is exercisable is subject to additional adjustment under certain anti-dilution and other provisions as set forth in the warrant agreement.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) Long-Term Debt  – (continued)

In accordance with Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, as of each issuance date, the Company ascribed value to the senior secured term indebtedness and the related warrants based on their relative fair values. As such, $16.7 million, $16.7 million, $10.5 million and $2.9 million was allocated to the senior secured term indebtedness and $3.3 million, $3.3 million, $4.5 million and $1.0 million was allocated to the warrants on the March 31, 2008, April 9, 2008, July 8, 2008 and December 12, 2008 issuance dates, respectively. The resulting discount from the face value of the senior secured term indebtedness resulting from the ascribed value to the warrants will be amortized as additional interest expense over the term of the senior secured term indebtedness using the effective interest rate method.

In connection with the issuance of the senior secured term indebtedness to AIF V PLASE on December 12, 2008, the Company recorded a deemed capital contribution from Apollo of approximately $1.0 million related to the difference between (i) the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and (ii) the fair value of the note using the stated interest rate. The Company determined the estimated fair value amount by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates presented herein is not necessarily indicative of the amount that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value. The discount from the face value of the senior secured term indebtedness resulting from the deemed capital contribution will be amortized as additional interest expense over the term of the senior secured term indebtedness using the effective interest rate method.

Senior Subordinated Unsecured Promissory Notes

On March 31, 2008, the Company issued to Communications LLC a senior subordinated unsecured promissory note with a principal amount of $12.5 million and a maturity date of October 1, 2013. The note bears interest at a rate of 15.00% per annum which is compounded and added to the principal amount annually and is payable at maturity. In connection with the issuance of the note, the Company recorded a deemed capital contribution from Apollo of approximately $2.4 million related to the difference between (i) the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and (ii) the fair value of the note using the 15.00% stated interest rate. The discount from the face value of the note resulting from the deemed capital contribution will be amortized as additional interest expense over the term of the note using the effective interest rate method.

On December 12, 2008, the Company issued to AIF V PLASE an additional senior subordinated unsecured promissory note with a principal amount of $3.5 million and a maturity date of October 1, 2013. The note bears interest at 15.00% per annum which is compounded and added to the principal amount annually and is payable at maturity. In connection with the issuance of the note, the Company recorded an additional deemed capital contribution of approximately $2.4 million from Apollo related to the difference between (i) the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and (ii) the fair value of the note using the 15.00% stated interest rate. The discount from the face value of the note resulting from the deemed capital contribution will be amortized as additional interest expense over the term of the note using the effective interest rate method.

At the time of issuance of each promissory note, the Company determined the estimated fair value amount by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates presented herein is not necessarily indicative of the amount that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) Capital Lease Obligations

The Company leases certain equipment under capital lease arrangements expiring at various times through 2011. The assets and liabilities under capital leases are recorded at the lower of the present values of the minimum lease payments or the fair values of the assets. The interest rates pertaining to these capital leases range from 7.25% to 11.00% (average interest rate is 8.18%). One of the lease arrangements is between the Company and Hughes Network Systems, LLC (“HNS”), a related party (see Note 11).

Minimum future lease payments under these capital leases are:

	December 31,
	2008	2007
	(In Thousands)
Total future minimum lease payments	$7,819	$—
Less: amounts representing interest	(488)	—
Net minimum lease payments	7,331	—
Current portion	(1,738)	—
Long-term portion	$5,593	$—

(10) Stockholders’ Equity

Common Stock

On July 21, 2006, the Company sold an aggregate of 12,000 shares of its common stock for nominal consideration to two individuals who later became the Chief Executive Officer of the Company and the President of the Company to whom it had previously agreed to sell such equity.

On July 31, 2006, the Company issued 60,680 shares of its common stock to the shareholders of SecureTnet International, LLC as consideration for the contribution of intellectual property, including technical “know-how” related to the development of an end-to-end telematics solution.

Series A Redeemable Preferred Stock

On July 28, 2006, the Company issued and sold to Communications LLC, for an aggregate purchase price of $40.0 million, 4,000 shares of the Company’s Series A Preferred Stock and a warrant to purchase 200,000 shares of common stock at an exercise price of $50.00 per share. On June 19, 2007, the Company issued and sold to Communications LLC, for an aggregate purchase price of $15.0 million, an additional 1,500 shares of Series A Preferred Stock and a warrant to purchase 150,000 shares of common stock at an exercise price of $100.00 per share. On November 29, 2007, the Company issued and sold to Communications LLC, for an aggregate purchase price of $20.0 million, an additional 2,000 shares of Series A Preferred Stock and a warrant to purchase 200,000 shares of common stock at an exercise price of $150.00 per share. The Series A Preferred Stock is non-voting, has a liquidation preference of $10,000 per share and is senior in priority to the Company’s common stock. As of December 31, 2008 and 2007, there were 7,500 shares of Series A Preferred Stock outstanding, and the aggregate liquidation preference of the Series A Preferred Stock was $75.0 million. On October 1, 2013, the Company will be required to redeem the Series A Preferred Stock at a redemption price equal to $10,000 per share. In the event of a change of control, as defined, at the option of the holders of the majority of the then outstanding shares of the Series A Preferred Stock, the Company is required to redeem all or any number of such holders’ shares of Series A Preferred Stock. The holders of at least a majority of the Series A Preferred Stock, generally voting together as a single class, must consent in order for the Company to take certain defined actions. Significant actions subject to protective provisions include the payment of dividends on capital stock of the Company and the redemption, repurchase or retirement of any capital stock of the Company.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) Stockholders’ Equity  – (continued)

The warrants are currently exercisable and expire ten years after the date of issuance. The holder of each warrant has the option to pay the exercise price of the warrant in cash, surrendering Company common stock or Series A Preferred Stock previously acquired, or instructing the Company to withhold a number of Company shares with an aggregate fair value equal to the aggregate exercise price. The exercise price and the number of shares for which each warrant is exercisable for is subject to adjustment under certain anti-dilution and other provisions as set forth in the warrant agreement.

As of each sale date, the Company ascribed value to the Series A Preferred Stock and the warrant based on their relative fair values. As such, $34.9 million, $8.2 million and $11.7 million was allocated to Series A Preferred Stock and $5.1 million, $6.8 million and $8.3 million was allocated to the warrants on the July 28, 2006, June 19, 2007 and November 29, 2007 sale dates, respectively. The Series A Preferred Stock is accounted for in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”), with the accretion of the book value of the Series A Preferred Stock up to the $75.0 million redemption amount being recorded as interest expense on the accompanying consolidated statements of operations.

In connection with the issuance of the term indebtedness, on March 31, 2008, Communications LLC agreed to extend the mandatory redemption date of the Series A Preferred Stock to October 1, 2013. In accordance with EITF Issue No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, this extension was deemed to be an extinguishment and reissuance of the Series A Preferred Stock, and accordingly, the Company recorded approximately $2.2 million as a decrease to additional paid in capital for the difference between the fair value of the Series A Preferred Stock following the extension and the book value prior to the extension.

Retired Series B Redeemable Preferred Stock

On September 29, 2006, the Company issued and sold to a strategic partner 1,000 shares of the Company’s Series B Redeemable Preferred Stock (the “Retired Series B Preferred Stock”) for a purchase price of $5.0 million. The Retired Series B Preferred Stock was non-voting, had a liquidation preference of $5,000 per share and was senior in priority to each of the Company’s Series A Preferred Stock and the Company’s common stock. There were no shares of Retired Series B Preferred Stock outstanding as of December 31, 2008. As of December 31, 2007, there were 1,000 shares of Retired Series B Preferred Stock outstanding with a liquidation preference of $5.0 million. The sale of the Retired Series B Preferred Stock was in connection with a strategic relationship entered into by and between the Company and the strategic partner in September 2006 that the parties agreed to further document in a detailed commercial agreement. Since the commercial agreement was not executed by March 31, 2007, the Retired Series B Preferred Stock became redeemable by its terms at the option of either party for $5.0 million. Accordingly, the Retired Series B Preferred Stock has been reflected on the accompanying consolidated balance sheets as a liability in accordance with SFAS 150. The Company redeemed the outstanding shares of Retired Series B Preferred Stock on March 26, 2008 for $5.0 million.

Share-Based Compensation

The Company’s 2006 Stock Incentive Plan (“Plan”) provides for share-based compensation awards, including incentive stock options, non-qualified stock options and share awards, to the Company’s officers, employees, non-employee directors and non-employee consultants. There are 50,000 shares of common stock authorized for issuance under the Plan. The Plan is administered by the Company’s Board of Directors which determines eligibility, amount, and other terms and conditions of awards. Options awarded under the Plan generally have a term of ten years and an exercise price equal to or greater than the fair value of the underlying shares of common stock on the date of grant. Generally, half of each award vests in equal parts over a period of three years of continued employment or service to the Company. The remaining half of each award vests upon the achievement of certain pre-established performance goals set by the Company’s Board of Directors. In the event an option holder’s service to the Company is terminated for either (i) other than good

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) Stockholders’ Equity  – (continued)

reason, as defined in the Plan, before the fifth anniversary of the holder’s service to the Company or (ii) cause, the Company may repurchase any stock obtained through the exercise of a stock option within 180 days of such holder’s termination date at a price equal to the lesser of the fair market value of the stock on the date of termination or the exercise price of the stock option. In the event an option holder’s service to the Company is terminated for any of (i) good reason, as defined in the Plan, (ii) other than cause or (iii) following the fifth anniversary of such holder’s service to the Company, the Company may repurchase any stock obtained through the exercise of a stock option within 180 days of such holder’s termination date at a price equal to the fair market value of the stock on the date of termination.

Since January 1, 2007, the Company granted stock options with exercise prices as follows:

Month	Number of Shares	Exercise Price	Fair Value per Share	Intrinsic Value per Share
January 2007	3,360	$100.00	$42.44	$—
March 2007	1,200	$100.00	$42.44	$—
April 2007	1,200	$100.00	$42.44	$—
October 2007	6,270	$100.00	$94.12	$—
November 2007	17,700	$150.00	$99.83	$—
January 2008	5,470	$150.00	$99.83	$—
May 2008	2,710	$150.00	$146.29	$—

The fair value of the common stock was determined contemporaneously with the grants.

In accordance with SFAS 123(R), the Company records compensation expense for all share-based awards issued. For the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 to December 31, 2006, the Company recorded approximately $0.4 million, $0.1 million and $1,000 of compensation expense, respectively, related to stock option grants. Such compensation expense is included in research and development, sales and marketing and general and administrative expense in the accompanying consolidated statements of operations. For awards outstanding as of December 31, 2008, the Company expects to recognize approximately $1.2 million of additional expense related to stock option awards on a straight-line basis over the remaining average service period of approximately 2.9 years.

The fair value of each award is estimated on the grant date using the Black-Scholes option pricing model. For the years ended December 31, 2008, 2007 and 2006, the weighted average grant-date fair value of options awarded was $80.68, $59.68 and $27.60 per share, respectively, and was based on the following assumptions:

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
Risk free rate	3.8 – 3.9%	4.0 – 4.7%	4.4%
Expected term (years)	10	10	10
Expected volatility	62.2 – 63.7%	62.2% – 64.0%	66.5%
Dividend yield	0.0%	0.0%	0.0%

The risk-free interest rate assumption is based upon the grant date closing rate for United States treasury notes that have a life which approximates the expected term of the option. The expected term is based upon the contractual term of each employee stock option grant as the repurchase feature of the Plan encourages a longer holding period and the Company does not have sufficient operating history to estimate a term shorter than the contractual term. The expected volatility is based on the average historical volatility of comparable guideline companies. The dividend yield assumption is based on the Company’s expectation that it will not

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) Stockholders’ Equity  – (continued)

pay dividends for the foreseeable future. Due to the Company’s limited operating history, forfeitures are estimated based on actual terminations.

The following table reflects stock option activity:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding at December 31, 2007	32,570	$127.17
Granted	8,180	$150.00
Forfeited	(2,980)	$111.74
Outstanding at December 31, 2008	37,770	$133.33	$5,224
Exercisable at December 31, 2008	9,405		$1,360

The following table provides information about stock options that are outstanding and exercisable as of December 31, 2008:

	Stock Options Outstanding			Stock Options Exercisable
Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Yrs)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Yrs)
$100.00	12,590	$100.00	8.3	4,318	$100.00	8.2
$150.00	25,180	$150.00	9.0	5,087	$150.00	9.0

(11) Related Party Transactions

Apollo

Communications LLC and AIF V PLASE are investment funds affiliated with Apollo. As of December 31, 2008, Apollo, through Communications LLC and AIF V PLASE, owned approximately 81% of Company’s outstanding common stock on a fully diluted basis.

On March 31, 2008, the Company issued to Communications LLC a senior subordinated unsecured promissory note with a principal amount of $12.5 million and a maturity date of October 1, 2013 (see Note 8). The note bears interest at a rate of 15.00% per annum which is compounded and added to the principal amount annually and is payable at maturity. In connection with the issuance of the note, the Company recorded a deemed capital contribution from Apollo of approximately $2.4 million related to the difference between (i) the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and (ii) the fair value of the note using the 15.00% stated interest rate.

On December 12, 2008, the Company issued AIF V PLASE, for aggregate consideration of $5.0 million, additional senior secured term indebtedness with a principal amount of $5.0 million and warrants to purchase 6,611 shares of common stock at an exercise price of $0.01 per share (see Note 8). In connection with the issuance of the note, the Company recorded a deemed capital contribution from Apollo of approximately $1.0 million related to the difference between (i) the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and (ii) the fair value of the note using the 15.00% stated interest rate.

On December 12, 2008, the Company issued to AIF V PLASE a senior subordinated unsecured promissory note with a principal amount of $3.5 million and a maturity date of October 1, 2013 (see Note 8). The note bears interest at a rate of 15.00% per annum which is compounded and added to the principal amount annually and is payable at maturity. In connection with the issuance of the note, the Company recorded a deemed capital contribution from Apollo of approximately $2.4 million related to the difference between

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) Related Party Transactions  – (continued)

(i) the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and (ii) the fair value of the note using the 15.00% stated interest rate.

On the date of each issuance, the Company determined the estimated fair value amount by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates presented herein is not necessarily indicative of the amount that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

On March 12, 2009, the Company issued and sold 1,200,000 shares of New Series B Preferred Stock to AIF V PLASE for $12.0 million (see Note 14).

Polaris Acquisition Corp.

In September 2008, the Company entered into a services agreement with Trivergance Business Resources (“TBR”), an affiliate of certain officers and directors of Polaris, pursuant to which TBR provided a marketing assessment and other research for the Company to aid in creating a marketing and retention platform. The Company agreed to pay TBR a fee of approximately $0.2 million, reasonable and customary travel expenses and certain other expenses incurred in connection with the engagement. Additionally, in November 2008, the Company entered into a letter agreement with TBR pursuant to which the Company has engaged TBR to provide certain marketing services in exchange for a $125,000 monthly draw against a per subscriber fee payable on certain subscribers acquired beginning in November 2008 and continuing through December 2010. A portion of the monthly draw has been deferred until the Company raises additional capital.

Hughes Network System

In July 2006, HNS, a wholly-owned subsidiary of Hughes Communications, Inc. (“HCI”) and an affiliate of Apollo, granted a limited license to the Company allowing the Company to use the HUGHES Telematics trademark. The license is limited in that the Company may use the HUGHES Telematics trademark only in connection with its business of automotive telematics and only in combination with the Telematics name. As partial consideration for the license, the agreement provides that HNS will be the Company’s preferred engineering services provider. The license is royalty-free, except that the Company has agreed to commence paying a royalty to HNS in the event the Company no longer has a commercial or affiliated relationship with HNS. As contemplated by the license terms and while the definitive agreement governing the relationship was being negotiated, HNS provided engineering development services to the Company pursuant to an Authorization to Proceed. In January 2008, the Company and HNS executed a definitive agreement pursuant to which HNS is continuing to provide the Company with engineering development and manufacturing services. For the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 through December 31, 2006, HNS provided approximately $30.9 million, $21.6 million and $1.6 million of services, respectively, to the Company. As of December 31, 2008 and 2007, the Company had an outstanding balance, not including the equipment financing discussed below, of approximately $8.9 million and $4.9 million, respectively, payable to HNS. On March 12, 2009, the Company issued and sold 1,300,000 shares of New Series B Preferred Stock to HCI through the conversion of $13.0 million of trade accounts payable (see Note 14).

In June 2008, the Company and HNS entered into an arrangement pursuant to which HNS purchased, on behalf of the Company, certain production equipment for an aggregate amount of approximately $2.0 million. Starting in June 2009, the Company will pay HNS at a rate of $4.94 per telematics hardware device manufactured using the equipment; provided that (i) the Company will pay HNS a minimum of $0.2 million under this arrangement by December 31, 2009 and (ii) the Company shall have paid HNS the balance of the amount owed under this arrangement plus all accrued interest by December 31, 2010. Interest will accrue on the outstanding balance at a rate of 11.00% per annum. The Company may pay the balance of the amount owed plus accrued interest in full at any time, and at the time the balance is paid in full, the Company will have the

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) Related Party Transactions  – (continued)

option to purchase the production test equipment from HNS for $1.00. As of December 31, 2008, the Company had an outstanding balance related to the equipment financing of approximately $2.1 million which is reflected in capital lease obligations on the accompanying consolidated balance sheets.

Two members of the Company’s board of directors, the Chief Executive Officer and another board member who is affiliated with Apollo, are both members of the Board of Managers of HNS and the Board of Directors of HCI.

SkyTerra Communications

On August 1, 2006, the Company entered into an agreement with SkyTerra Communications, Inc. (“SkyTerra”), a former affiliate of Apollo, pursuant to which the Company received consulting services from three personnel of SkyTerra. The agreement allowed for such personnel to provide the Company up to an aggregate of 200 hours of service per month for a monthly fee of $25,000. The agreement was amended effective December 18, 2006 when the Company’s Chief Executive Officer and Vice President Finance, two of the SkyTerra personnel providing services to the Company, became employees of the Company. The amended agreement provided that the Company would pay $8,000 per month to SkyTerra for the services of the remaining employee of SkyTerra who had been providing services to the Company. This amended agreement was terminated effective February 1, 2007 when that remaining SkyTerra employee, SkyTerra’s General Counsel and Secretary, became a part-time employee and General Counsel of the Company, while continuing to serve part-time with SkyTerra. Also effective December 18, 2006, the Company and SkyTerra executed a second agreement pursuant to which the Company’s Vice President Finance was to provide services to SkyTerra in exchange for SkyTerra paying the Company $5,000 per month. This agreement terminated on March 31, 2007. During the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 through December 31, 2006, the Company incurred approximately $0, $0, and $0.2 million, of net expense, respectively, under these consulting agreements.

The Company’s Chief Executive Officer of the Company is the former Chief Executive Officer and President of SkyTerra and a former member of SkyTerra’s board of directors. Another member of the Company’s board of directors who is affiliated with Apollo is also a former member of SkyTerra’s board of directors.

(12) Contingencies and Commitments

Leases

The Company has non-cancelable operating leases. Future minimum payments, by year and in the aggregate, under operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2008 (in thousands):

Year Ending December 31:
2009	$764
2010	609
2011	630
2012	652
2013	675
Thereafter	878
Total minimum lease payments	$4,208

For the years ended December 31, 2008 and 2007, and for the period from January 9, 2006 to December 31, 2006, total expense under operating leases was approximately $0.7 million, $0.6 million and $0.2 million, respectively.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12) Contingencies and Commitments  – (continued)

Technology Upgrade Program

Prior to its acquisition by the Company, Networkfleet sold products which utilized a wireless network which the network operator informed the Company would be decommissioned and used for other purposes. Consequently, Networkfleet initiated an upgrade program through which customers may exchange certain of these products which were purchased between April 2002 and July 2006 for the current version of Networkfleet’s hardware which operates on a different wireless network. During 2007, the network operator informed the Company that they had decided not to decommission the network. However, due to inconsistent coverage within the network coverage area, the Company continued with the upgrade program. Networkfleet completed the program in December 2008. The estimated cost of the upgrade program was approximately $2.7 million and was recorded as a liability in the Company’s purchase price allocation for the Networkfleet acquisition. The remaining liability as of December 31, 2008 and 2007 was $0 and approximately $0.8 million, respectively, and is included in accrued expenses in the accompanying consolidated balance sheets. During the years ended December 31 2008 and 2007, the Company reassessed the estimated remaining cost of the upgrade program and, as a result, reduced the liability by approximately $0.4 million and $0.4 million, respectively. This reduction was recorded as a decrease in cost of hardware sold. In connection with the completion of the technology upgrade program, Networkfleet evaluated its inventory on hand and recorded an approximately $0.4 million charge related to excess or obsolete inventories which were being used primarily in the exchange provided under the program.

Changes in the remaining liability related to the technology upgrade program were as follows:

	Year Ended December 31,
	2008	2007
	(In Thousands)
Balance at beginning of period	$816	$2,178
Costs incurred	(384)	(922)
Reduction in the estimated cost to complete the program	(432)	(440)
Balance at end of period	$—	$816

Warranty Liability

The Company warrants its hardware to be free of defects in materials and workmanship and to substantially conform to the specifications for such hardware. The Company estimates its future warranty obligations by considering historical product return experience and related costs. As of December 31, 2008 and 2007, the Company’s estimated warranty liability was approximately $0.1 million and $0.2 million, respectively.

Changes in accrued warranty liability costs were as follows:

	Year Ended December 31,
	2008	2007
	(In Thousands)
Balance at beginning of period	$156	$21
Warranty cost accrual	659	733
Warranty costs incurred	(679)	(598)
Balance at end of period	$136	$156

Contractual Payment Obligations

The Company has a long-term contract with each of two automakers pursuant to which the automakers have agreed to install telematics devices in their vehicles and permit the Company to exclusively provide telematics services to their new customers. Those contracts also require the Company to pay each automaker

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12) Contingencies and Commitments  – (continued)

for certain non-recurring costs associated with the initiation of telematics services, up to an aggregate of $29.0 million between the two companies. The Company committed to pay $4.0 million of this amount on the first business day following each of January 1, 2008, January 1, 2009 and January 1, 2010. The remaining balance will be paid as the automaker incurs certain actual costs and are expected to be paid in full by December 31, 2011. In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), amounts paid under these agreements will be capitalized and recognized as a reduction of revenue over the term of the respective agreement. During the year ended December 31, 2008, the Company incurred $4.3 million under these agreements, which is included in other assets on the accompanying consolidated balance sheets.

In April 2008, the Company entered into a software license agreement pursuant to which it agreed to pay the software provider, in installments and upon certain conditions set forth below, an aggregate of $5.5 million in exchange for licenses to use its software in the Company’s service offerings enabled by the factory installed hardware. Upon execution of the agreement, the Company paid the software provider $1.0 million for an initial amount of licenses. In addition, within three business days of the date on which the Company completes a financing resulting in net proceeds in excess of $15.0 million, the Company is required to pay the software supplier an additional $2.5 million as prepaid royalties for additional licenses. Finally, within three business days of the date on which the Company completes an additional financing resulting in net proceeds in excess of an additional $15.0 million, the Company is required to pay the software provider an additional $2.0 million as prepaid royalties for additional licenses. In addition, the Company has the option to acquire additional licenses on terms and conditions set forth in the agreement. Pursuant to the license agreement, the software supplier also agreed not to license its software to certain automotive manufacturers, other than through the Company. During the year ended December 31, 2008, the Company paid the software provider an aggregate of $2.1 million for prepaid royalties for licenses. Such amount has been reflected in other noncurrent assets on the accompanying consolidated balance sheets.

In April 2008, the Company entered into an amended agreement with a supplier pursuant to which the Company committed to purchase services in an aggregate amount of no less than $6.0 million in the year ended December 31, 2009, and $9.0 million in the years ended December 31, 2010, 2011 and 2012. If it becomes probable that the anticipated services to be purchased under this agreement will be below the contractual minimums, the Company will record a liability for such anticipated shortfall. As of December 31, 2008, the Company expects to meet the contractual minimums and, accordingly, has not recorded a liability for an anticipated shortfall under this agreement.

Litigation and Claims

From time to time, the Company is subject to litigation in the normal course of business. The Company is of the opinion that, based on information presently available, the resolution of any such legal matters will not have a material adverse effect on the Company’s financial position, results of operations or its cash flows.

(13) Segment Information

The Company presents its segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. Accordingly, the Company’s operations have been classified into two business segments: (i) HUGHES Telematics and (ii) Networkfleet. The HUGHES Telematics segment is developing the factory installed, end-to-end telematics solution which is being marketed to automakers and includes our corporate expenses. The Networkfleet segment provides an aftermarket wireless fleet management solution targeted to the local fleet market. For each period presented, all reported revenues were attributable to Networkfleet.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) Segment Information  – (continued)

The following table presents certain financial information on the Company’s reportable segments:

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
	(In Thousands)
Revenues:
HUGHES Telematics	$—	$—	$—
Networkfleet	30,260	20,352	6,913
Total	$30,260	$20,352	$6,913
Loss from operations:
HUGHES Telematics	$(47,556)	$(29,431)	$(4,487)
Networkfleet	(102)	(4,146)	(1,649)
Total	$(47,658)	$(33,577)	$(6,136)

	December 31,
	2008	2007
	(In Thousands)
Total assets:
HUGHES Telematics	$88,341	$42,580
Networkfleet	20,641	20,352
Total	$108,982	$62,932

All of the Company’s assets are located within the United States. As of each of December 31, 2008 and 2007, the Company included the $5.2 million of goodwill in the total assets of the Networkfleet segment.

(14) Subsequent Events

On March 12, 2009, the Company issued and sold 5,000,000 shares of New Series B Preferred Stock for an aggregate purchase price of $50.0 million. AIF V PLASE purchased 1,200,000 of such shares of New Series B Preferred Stock for $12.0 million of cash, and HCI, parent of HNS, purchased 1,300,000 of such shares of New Series B Preferred Stock through the conversion of $13.0 million of trade accounts payable transferred from HNS. The remaining 2,500,000 shares of New Series B Preferred Stock were purchased by unrelated institutional investors for $25.0 million of cash. As a result of sale of New Series B Preferred Stock, the remaining approximately $5.3 million was released from the escrow account held for the benefit of the senior secured note holders. For consulting and financial advisory services provided in connection with the sale of the New Series B Preferred Stock, the Company paid Trivergance, LLC (“Trivergance”), an affiliate of Polaris, approximately $1.3 million of cash and issued Trivergance a warrant to purchase 5,153 shares of common stock at an exercise price of $10.19 per share.

The New Series B Preferred Stock has an initial liquidation preference of $10.00 per share which will increase quarterly at a rate of 8.0% per annum and is senior in priority to each of the Company’s Series A Preferred Stock and the Company’s common stock. The New Series B Preferred Stock is convertible at any time at the option of the holder into such number of shares of common stock equal to the then current liquidation preference divided by the conversion price of $145.55 per share, subject to adjustment under certain anti-dilution and other provisions. The holders of the New Series B Preferred Stock are entitled to vote on an as-converted basis on all matters which holders of the Company’s common stock are entitled to vote. Beginning on October 1, 2013, the New Series B Preferred Stock is subject to redemption at the option of the holder at the then current liquidation preference plus any accrued and unpaid dividends.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) Subsequent Events  – (continued)

In connection with the sale of the New Series B Preferred Stock, on March 12, 2009, the Company filed an Amendment to its Amended and Restated Certificate of Incorporation that increased its authorized shares to 7,600,000 shares, consisting of 2,500,000 shares of common stock, par value $0.01 per share, and 5,100,000 shares of preferred stock, par value $0.01 per share.

In connection with the sale of the New Series B Preferred Stock, on March 12, 2009, the Company also amended the Amended Merger Agreement with Polaris to, among other things, increase the number of shares of Polaris common stock issued to the Company’s security holders at closing by approximately 5,000,000 shares to a total of approximately 20,000,000 shares. The aggregate number of additional shares issued to the Company’s security holders which will be subject to the escrow subject to the achievement of certain share price targets agreement remained unchanged at approximately 59,000,000. At the closing of the Merger, the New Series B Preferred Stock will convert into the right to receive an aggregate of 5,000,000 of the approximately 20,000,000 initial shares of Polaris common stock and 7,500,000 of the approximately 59,000,000 shares placed in escrow.

PROXY PROXY

POLARIS ACQUISITION CORP.

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POLARIS ACQUISITION CORP.

The undersigned appoints Marc V. Byron and Lowell D. Kraff, and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Polaris Acquisition Corp. held of record by the undersigned on February 6, 2009 at the Special Meeting of Stockholders to be held at the offices of Polaris Acquisition Corp., 2200 Fletcher Avenue, 4th Floor, Fort Lee, New Jersey 07024 at 3:00 p.m. New York City time on March 30, 2009, and any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL. POLARIS ACQUISITION CORP.'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS SHOWN ON THE REVERSE SIDE.

(Continued, and to be marked, dated and signed, on the other side)

PROXY

POLARIS ACQUISITION CORP.'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.

Please mark your votes like this **X**

1. To approve the Second Amended and Restated Agreement and Plan of Merger ("Merger Agreement"), by and between Polaris Acquisition Corp. ("Polaris") and HUGHES Telematics, Inc. ("HUGHES Telematics"), which provides for the merger of HUGHES Telematics with and into Polaris.

   FOR ☐ AGAINST ☐ ABSTAIN ☐

EXERCISE CONVERSION RIGHTS

If you vote "AGAINST" Proposal Number 1 and you hold shares of Polaris common stock issued in its initial public offering, you may exercise your conversion rights and demand that Polaris convert your shares of common stock into a pro rata portion of the funds held in the trust account by marking the "Exercise Conversion Rights" box to the right. If you exercise your conversion rights, then you will be exchanging your shares of Polaris common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if (a) the merger is completed, (b) you affirmatively voted against the merger, and (c) your bank or broker electronically transfers your shares to Polaris' transfer agent by 5:00 p.m., New York City time, on March 27, 2009, and provides Polaris' transfer agent with the necessary stock powers, written instructions that you want to convert your shares, and a written certificate addressed to Polaris' transfer agent stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the closing of the merger. Failure to (a) vote against approval of the Merger Agreement, (b) check the box to the right, (c) have your bank or broker transfer your shares and provide other documents to Polaris' transfer agent as set forth above, or (d) submit this proxy in a timely manner will result in the loss of your conversion rights.

I HEREBY EXERCISE MY CONVERSION RIGHTS ☐

   FOR ☐ AGAINST ☐ ABSTAIN ☐

   FOR ☐ AGAINST ☐ ABSTAIN ☐

4. To permit Polaris' Board of Directors, in its discretion, to adjourn the special meeting to a later date or dates to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to approve the proposals above.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ____________________ **Signature** ____________________ **Date** __________, **2009**

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.